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                                                                  EXECUTION COPY

                           PURCHASE AND SALE AGREEMENT

                                       BY

                                       AND

                                     BETWEEN

                           BRE/COLONIE CENTER L.L.C.,

                      A DELAWARE LIMITED LIABILITY COMPANY

                                    "SELLER"

                                       AND

                   FELDMAN EQUITIES OPERATING PARTNERSHIP, LP

                         A DELAWARE LIMITED PARTNERSHIP

                                   "PURCHASER"



                                   DATED AS OF



                               SEPTEMBER 29, 2004



                                                      PROPERTY:  COLONIE CENTER
                                                        ALBANY COUNTY, NEW YORK





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                                TABLE OF CONTENTS


1.       PURCHASE AND SALE..................................................1

2.       PURCHASE PRICE.....................................................2

3.       EVIDENCE OF TITLE..................................................6

4.       CLOSING............................................................9

5.       OPERATION OF PROPERTY PRIOR TO CLOSING............................17

6.       REPRESENTATIONS AND WARRANTIES....................................18

7.       CASUALTY LOSS AND CONDEMNATION....................................21

8.       BROKERAGE.........................................................22

9.       DEFAULT AND REMEDIES..............................................22

10.      CONDITIONS PRECEDENT..............................................24

11.      PROPERTY INFORMATION AND CONFIDENTIALITY..........................28

12.      MISCELLANEOUS.....................................................30


                                    EXHIBITS

EXHIBIT A -         Legal Description of Land

EXHIBIT B-1 -       Tangible Personal Property

EXHIBIT B-2 -       Excluded Tangible Personal Property

EXHIBIT C -         Service Contracts

EXHIBIT D-1 -       Illustration of Possible Economic Terms of Earn-Out Leases

EXHIBIT D-2 -       Illustration of Layout for Big Box Earn-Out Tenant

EXHIBIT D-3 -       Proposed Sight Lines for Big Box Earn-Out Tenant

EXHIBIT D-4 -       Proposed Radio Shack Terms

EXHIBIT E-1 -       Earnest Money Escrow Agreement

EXHIBIT F -         Additional Permitted Exceptions

EXHIBIT G -         Deed

EXHIBIT H -         Bill of Sale

EXHIBIT I-1 -       Notice Letter To Tenants

EXHIBIT I-2 -       Notice Letter To Anchors

EXHIBIT J -         Assignment and Assumption of Leases

                                      -i-
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EXHIBIT K -         Assignment and Assumption of Service Contracts and
                    Intangible Personal Property

EXHIBIT L -         Non-Foreign Certification

EXHIBIT M-1 -       Lease Schedule

EXHIBIT M-2 -       Rent Roll

EXHIBIT N -         Tenant Inducement and Leasing Commissions
                    (Responsibility of Seller)

EXHIBIT O -         Security Deposits

EXHIBIT P-1 -       Form Tenant Estoppel Certificate

EXHIBIT P-2 -       Form of Sears Estoppel Certificate

EXHIBIT P-3 -       Form of Macy's Estoppel Certificate

EXHIBIT Q -         Form of Seller Tenant Estoppel Certificate

EXHIBIT R -         Assignment and Assumption of REA

EXHIBIT S -         Disclosure Schedule

EXHIBIT T -         Illustration of Proration of Real Estate Taxes

EXHIBIT U           Approved Arbitrators



                                      -ii-

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                           PURCHASE AND SALE AGREEMENT
                        COLONIE CENTER, ALBANY, NEW YORK

                  THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is made as of the 29th day of September, 2004 by and between BRE/COLONIE CENTER L.L.C., a Delaware limited liability company ("SELLER"), with an office at c/o Blackstone Real Estate Advisors, 345 Park Avenue, New York, New York 10154, and FELDMAN EQUITIES OPERATING PARTNERSHIP, LP, a Delaware limited partnership ("PURCHASER"), with an office at c/o Feldman Equities Inc., 3225 N. Central Avenue, Suite 1205, Phoenix, AZ 85012.

                                    RECITALS:

         A. Seller is the owner of certain real estate in the City of Albany, County of Albany, State of New York, which parcel is more particularly described on EXHIBIT A attached hereto (the "LAND") upon which is located a retail shopping center owned by Seller, which, together with parcels owned by Sears Roebuck & Company ("SEARS") and Macy's East, Inc. ("MACY'S"), is commonly known and operated as Colonie Center, Albany, New York (the "MALL").

         B. Seller desires to sell, and Purchaser desires to purchase, the "PROPERTY" (hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

         1.       PURCHASE AND SALE

                  Subject to and in accordance with the terms and conditions set forth in this Agreement, Seller agrees to sell, assign, and convey to Purchaser, and Purchaser agrees to purchase from Seller all of Seller's right, title and interest in: (i) the Land; (ii) all buildings, fixtures and other improvements owned by Seller and located on, in, or under the Land ("IMPROVEMENTS"), (the Land and the Improvements are collectively referred to as the "REAL PROPERTY");
(iii) all rights, appurtenances, easements and privileges, if any, presently on or appertaining to the Land or Improvements, including, without limitation, in and to any adjacent strips and gores between the Land and abutting properties, and any land lying in any road, street, alley or right-of-way abutting or adjacent to the Land; (iv) all of Seller's right, title and interest in and to all leases and agreements, written or oral, for the use, possession or occupancy of any portion of the Real Property as of the date hereof and such other leases and other agreements entered into in accordance with this Agreement, and all amendments thereto (the "LEASES") and all unapplied security deposits held by Seller under the Leases; (v) all of Seller's right, title and interest in and to all equipment, machinery, building materials, furniture, furnishings, supplies and other tangible personal property owned by Seller and located on or attached to and used in the operation, management and maintenance of the Real Property, including without limitation the items identified on EXHIBIT B-1 attached hereto (subject to ordinary depletion) (the "TANGIBLE PERSONAL PROPERTY"); (vi) all of Seller's right, title and interest, in and to the agreements and equipment

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leases (to the extent assignable) set forth on EXHIBIT C attached hereto and other agreements entered into in accordance with this Agreement, and all amendments thereto (the "SERVICE CONTRACTS"); and (vii) all of Seller's right, title and interest in and to that certain Amended and Restated Construction, Operation and Reciprocal Easement by and among Colonies Properties, Inc., Macy's Northeast, Inc., Sears Roebuck and Co. and The Equitable Life Assurance Society of the United States dated as of October 3, 1990, and recorded Liber 2444 page 187, as amended by First Amendment dated as of January 8, 1999 and recorded on August 8, 2002 in Liber 2716, Page 894 (collectively as so amended and supplemented, the "REA"); (viii) all of Seller's right, title and interest in and to (A) to the extent assignable, the right to use the name "Colonie Center";
(B) to the extent assignable, all plans and specifications, guaranties and warranties with respect to the Real Property in Seller's or Seller's managing agent's possession; and (C) to the extent assignable and obtained, all certificates of occupancy and other permits, licenses and certificates held by Seller with respect to the Real Property (collectively, "PERMITS AND LICENSES", and, together with clauses (A) and (B) above, the "INTANGIBLE PERSONAL PROPERTY"). The foregoing are collectively referred to in this Agreement as the "PROPERTY". The Property expressly excludes (i) all property owned by (a) the tenants or other users or occupants of the Property (each, a "TENANT" and collectively, "TENANTS"), including, without limitation, the "ANCHORS" (herein defined), (b) Urban Retail Properties Co., the managing agent of the Property ("MANAGING Agent"), and (c) third party providers pursuant to Service Contracts;
(ii) the equipment, machinery, building materials, furniture, furnishings, supplies and other tangible personal property identified on EXHIBIT B-2 attached hereto ("EXCLUDED TANGIBLE PERSONAL PROPERTY"); and (iii) any refund of taxes applicable to the period prior to the Closing Date (as herein defined) in accordance with Section 4.C (iii) hereof.

         2.       PURCHASE PRICE

                  A. PURCHASE PRICE. The base purchase price to be paid by Purchaser to Seller for the Property at Closing is Eighty Four Million Two Hundred Thousand and No/100 Dollars ($84,200,000.00) (the "Purchase Price"). The Purchase Price is subject to increase as provided in Section 2.B hereof.

                  B. EARN OUT PAYMENT. In addition to the Purchase Price paid to Seller pursuant to Section 2.A hereof, Purchaser shall pay to Seller each of the Earn-Out Payments (as herein defined) on or before the respective Earn-Out Payment Date (as herein defined) for the applicable Earn-Out Lease (as herein defined). The Earn-Out Payments shall consist of the Big Box Earn-Out Payment (as herein defined) and a Small Store Earn-Out Payment (as herein defined) for each of the Small Store Earn-Out Tenants (as herein defined) and shall be treated by the parties hereto as additional Purchase Price if earned in accordance with this Section 2.B.

                  The "BIG BOX EARN-OUT PAYMENT" shall be an amount equal to the quotient obtained by dividing the Big Box Gross Rent (as herein defined) by
0.08. The "BIG BOX GROSS RENT" shall be the amount of the annual gross rent payable by the Big Box Earn-Out Tenant (as herein defined) for the first full twelve (12) month period under the Big Box Earn-Out Lease after expiration of any free rent period; provided that if the Big Box Earn-Out Tenant is Home Goods and the amount of the annual gross rent exceeds $18.50 per rentable square foot, the annual gross rent amount used to calculate the Big Box Gross Rent shall be limited to $18.50 per rentable square foot of the leased premises under the Big Box Earn-Out Lease, and if the Big Box Earn-Out Tenant is any tenant other than Home Goods and the amount of the annual gross rent is in excess of $19.25 per rentable square foot, the annual gross rent amount used to calculate the Big Box Gross Rent shall be limited to $19.25 per rentable square foot of the leased premises under the Big Box Earn-Out Lease. A "SMALL STORE EARN-OUT PAYMENT" shall be an amount equal to the quotient obtained by dividing (i) the sum of the annual base rent payable by a Small Store Earn-Out Tenant for the first full twelve (12) month period under the Small Store Earn-Out Lease (as herein defined) (after expiration of any free rent period) plus the specified amounts listed on EXHIBIT D-1 relating to such Small Store Earn-Out Tenant for taxes, common area maintenance, insurance, water, trash, sewer and other operating expenses, by (ii) 0.08. A Small Store Earn-Out Payment shall be made by Purchaser to Seller with respect to each Small Store Tenant Lease. The Big Box Earn-Out Payment and Small Store Earn-Out Payments are individually referred to herein as an "EARN-OUT PAYMENT" and collectively as "EARN-OUT PAYMENTS".


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

                  Seller shall have the exclusive right through April 30, 2005, as said date may be extended with respect to a particular Earn-Out Tenant as provided below ("EXCLUSIVITY PERIOD"), to lease the following spaces within the
Mall:

                  (1) between 20,000 and 30,000 rentable square feet to (i) Home Goods, (ii) Barnes and Noble or (ii) another single tenant with either a national presence or a substantial regional presence in the northeast section of the United States having a minimum tangible net worth of not less than Twenty Five Million and 00/100 Dollars ($25,000,000.00) and a use that would be compatible with the overall tenant mix of the Mall (any one of the tenants referred to in (i), (ii) or (iii) above being herein referred to as "BIG BOX EARN-OUT TENANT") in the location approximately as shown on EXHIBIT D-2 attached hereto and made a part hereof (with any reduction in size from the rentable square feet shown on EXHIBIT D-2 to be accomplished by moving the boundary line farthest from the Sears leased premises closer to the Sears leased premises), and

                  (2) the specified suites with approximately the square footage designated under Component B on EXHIBIT D-1 attached hereto and made a part hereof to each of the respective designated tenants listed under Component B (each a "SMALL STORE EARN-OUT TENANT" and collectively, the "SMALL STORE EARN-OUT TENANTS").

The Big Box Earn-Out Tenant and the Small Store Earn-Out Tenants are individually sometimes referred to as an "EARN-OUT TENANT" and collectively referred to as "EARN-OUT TENANTS".

                  The lease with the Big Box Earn-Out Tenant shall use the tenant's lease form and be upon terms and conditions that a commercially reasonable landlord would agree upon when negotiating with the same or a comparable national or regional tenant of comparable bargaining strength regarding the proposed premises or premises similar to the proposed premises and shall be consistent with the following lease terms and conditions: The Big Box Earn-Out Lease (1) shall provide for (a) a minimum annual gross rent of not less than eighty percent (80%) per rentable square foot of the Annual Gross Rent shown under Component A on EXHIBIT D-1, (b) an increase in annual gross rent of not less than fifty cents ($.50) per rentable square foot every five (5) years,
(c) a minimum term of not less than ten (10) years, (d) the Big Box Earn-Out Tenant to open for business for at least one day (but shall not require an

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operating covenant) within a reasonable period following delivery of possession of the leased premises to the Big Box Earn-Out Tenant, (e) the leased premises to have a configuration that does not leave more than one thousand (1,000) rentable square feet of unusable or unleasable space and does not leave any area shown on EXHIBIT D-2 that is not leased by the Big Box Earn-Out Tenant with less than fifteen (15) linear feet of frontage; (f) there is a prominent entrance into the Mall along the interior main Mall corridor; (g) the exclusive use granted shall be subject to the rights of all tenants in the Mall existing on the date of the Big Box Earn-Out Lease (or a permitted subtenant or assignee of an existing tenant) to use its premises for a use which competes with the Big Box Earn-Out Tenant's exclusive use and (2) shall not contain any provision that would (a) violate or allow the Big Box Earn-Out Tenant to violate in any material respect any provision of any other then-existing Lease in the Mall, (b) give the Big Box Earn-Out Tenant (i) an early termination option (without cause) in the first five (5) years of the term, provided that an early termination option (without cause) in the second five (5) years of the term shall be permissible so long as it provides for payment by the Big Box Earn-Out Tenant of the unamortized Tenant Inducement Costs and leasing commissions, or (ii) a right to terminate the lease based upon sales levels, (c) prohibit any uses in the Mall, other than the Big Box Earn-Out Tenant's customary exclusive use, not customarily prohibited by department store or anchor tenants in shopping centers similar to the Mall, (d) allow the Big Box Earn-Out Tenant to have a general approval right over all alterations or expansions of the Mall, provided that the Big Box Earn-Out Tenant may have such rights over a protected area typical for an anchor tenant, including, without limitation, protection of its parking, pylon signage, ingress and egress, and access points to major roadways and, sight lines as shown on EXHIBIT D-3 attached hereto, or (e) require the landlord to provide electricity or HVAC to the leased premises without reimbursement of cost; and (3) may provide co-tenancy rights as are customarily provided to a tenant of this size and use, including the right to terminate the lease, in the event that a minimum of three (3) Anchors and at least seventy-five percent of the other tenants are not open for business in the Mall (collectively "BIG BOX LEASE CRITERIA").

                  The leases with the Small Store Earn-Out Tenants shall require
(1) an aggregate payment of annual minimum or base rent for all the Small Store Earn-Out Tenants of not less than eighty percent (80%) of the amount shown under Component B on EXHIBIT D-1 for Annual Rent, payment of percentage rent, contributions to the marketing fund and the payment of reimbursements for the reimbursable items shown under Component B on EXHIBIT D-1 (but not the exact dollars shown), (2) an increase in annual minimum or base rent of not less than ten percent (10%) no later than the sixth (6th) lease year, (3) a minimum of a five (5) year term, except for a kiosk (i.e. Island Ink Jet) which shall have a minimum term of three (3) years, (4) the tenant to open for business for at least one (1) day within a reasonable period after delivery of possession of the leased premises to the Small Store Earn-Out Tenant and the expiration of any free rent period, and (5)(i) shall use Seller's standard lease form for the leases with Gertrude Hawk and Glenn Peter with such reasonable modifications thereto negotiated by the respective Small Store Earn-Out Tenant so long as such modifications do not materially change any of the material terms or conditions provided for in Seller's form lease, provided the lease with Glenn Peter shall also contain the same modifications as are in its existing Lease, (ii) shall use Seller's standard kiosk lease form for the lease with Island Ink Jet with such reasonable modifications thereto negotiated by such Small Store Earn-Out Tenant so long as such modifications do not materially change any of the material terms or conditions provided for in Seller's form lease, and (iii) shall use the tenant's lease form for the lease with Bonefish and be upon terms and conditions that a commercially reasonable landlord would agree upon when negotiating with

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the same or a comparable national or regional tenant of comparable bargaining strength regarding the proposed premises or premises similar to the proposed premises and shall be consistent with the following lease terms and conditions:
The Earn-Out Lease with Bonefish (1) shall require the tenant to open for business for at least one day (but shall not require an operating covenant) within a reasonable time after expiration of any free rent period, (2) shall not contain any provision that would (a) violate or allow the tenant to violate in any material respect any provision of any other then-existing Lease in the Mall,
(b) give the tenant (i) an early termination option (without cause) in the first five (5) years of the term, provided that an early termination option (without cause) in the second five (5) years of the term will be permissible so long as it provides for payment by the tenant of the unamortized Tenant Inducement Costs and leasing commissions, or (ii) a right to terminate the lease based upon sales levels, (c) prohibit any uses in the Mall, other than the tenant's customary exclusive use, not customarily prohibited by tenants of this size and use in shopping centers similar to the Mall, (d) allow the tenant to have a general approval right over all alterations or expansions of the Mall, provided that the tenant may have such rights over a protected area typical for a tenant of this size and use, including, without limitation, protection of reasonable sight lines and proximate parking, and (e) the exclusive use granted shall be subject to the rights of all tenants in the Mall existing on the date of the Small Store Earn-Out Lease (or a permitted subtenant or assignee of an existing tenant) to use its premises for a use which competes with Bonefish's exclusive use, (3) may provide co-tenancy rights as are customarily provided to a tenant of this size and use, including the right to terminate the lease, in the event that a minimum of three (3) Anchors and at least seventy-five percent of the other tenants are not open for business in the Mall (collectively "SMALL STORE LEASE CRITERIA").

                  If, on or before April 30, 2005, or June 30, 2005 if extended as provided below ("EXCLUSIVITY PERIOD"), Seller delivers to Purchaser any one or more of the following:

                  (a) a lease executed by the Big Box Earn-Out Tenant which is consistent with the Big Box Lease Criteria in all material respects or is otherwise approved by Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed ("BIG BOX EARN-OUT LEASE"), and

                  (b) one or more leases executed by Small Store Earn-Out Tenants, each of which is consistent with the Small Store Lease Criteria for such Small Store Earn-Out Tenant in all material respects or otherwise approved by Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed (individually, "SMALL STORE EARN-OUT LEASE" and collectively "SMALL STORE EARN-OUT LEASES"),

Purchaser shall pay to Seller the Earn-Out Payment relating to each Earn-Out Tenant for whom a lease executed by the Earn-Out Tenant was delivered, without deduction or offset, by wire transfer of immediately available funds as directed by Seller, within ten (10) days after (a) such Earn-Out Tenant commences paying rent and opens for business to the public for at least one day in its leased premises, if Purchaser executes such Earn-Out Lease, or (b) the date that such Earn-Out Tenant would have commenced paying rent under such proposed Earn-Out Lease assuming such Earn-Out Lease was signed by Purchaser and all improvements to the leased premises to be performed or paid for by landlord had been completed, if Purchaser declines to execute such Earn-Out Lease ("EARN-OUT PAYMENT DATE"), provided, however, that if Purchaser elects not to execute an Earn-Out Lease presented by Seller, the amount of the Earn-Out Payment due to Seller with respect to such Earn-Out Lease shall be reduced by the amount of any Tenant Inducement Costs that Seller is relieved of paying. The Big Box Earn-Out Lease and the Small Store Earn-Out Leases are individually referred to as an "EARN-OUT LEASE" and collectively as "EARN-OUT LEASES".

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                  If an Earn-Out Lease is not delivered to Purchaser by April
30, 2005, but Seller has advised Purchaser, in writing, that active negotiations on the form of lease are pending with an Earn-Out Tenant (meaning at a minimum that one party has proposed a form of lease and the other party has provided at least one set of proposed revisions to such form) and has provided to Purchaser a copy of the most recent draft of the proposed lease, the date for delivery of such Earn-Out Lease to Purchaser shall be extended to June 30, 2005. Purchaser shall either execute and deliver the tenant executed Earn-Out Lease to the Earn-Out Tenant with a copy to Seller or give notice to Seller of Purchaser's intent not to execute within five (5) business days after receipt of the tenant executed Earn-Out Lease. If Purchaser fails to either execute and deliver such Earn-Out Lease or give Seller notice of its intent not to execute such Earn-Out Lease within such five (5) business day period, Purchaser shall be deemed to have elected not to execute such Earn-Out Lease and Purchaser shall be obligated to pay the Earn-Out Payment with respect to such Earn-Out Lease to Seller by the Earn-Out Payment Date provided, however, that if Purchaser elects not to execute an Earn-Out Lease presented by Seller, the amount of the Earn-Out Payment due to Seller with respect to such Earn-Out Lease shall be reduced by the amount of any Tenant Inducement Costs that Seller is relieved of paying. If Seller fails to deliver an Earn-Out Lease to Purchaser on or before April 30, 2005 (or June 30, 2005, if applicable) for an Earn-Out Tenant, Seller shall have no further rights to lease the applicable space in the Mall or to continue to negotiate for such Earn-Out Lease with such Earn-Out Tenant and Seller shall have no further right to the Earn-Out Payment with respect to such Earn-Out Tenant, but the failure to deliver an Earn-Out Lease with respect to any Earn-Out Tenant shall not affect Seller's rights and Purchaser's obligations with respect to any other Earn-Out Tenant and the Earn-Out Payment relating thereto.

                  Seller shall advise Purchaser, on a weekly basis, of the progress and state of negotiations of the Earn-Out Leases, and shall cause copies of all correspondence and all drafts of the leases to be delivered to Purchaser as negotiations of each of the Earn-Out Leases progress. Purchaser shall be provided with the opportunity to comment on the status of negotiations and the terms and conditions of the Earn-Out Leases as appropriate and Purchaser's reasonable comments shall be considered in negotiating the Earn-Out Leases. Purchaser shall respond to Seller within three (3) business days of receipt of any draft of a proposed Earn-Out Lease or any specific terms as to whether such draft or specific terms meet with Purchaser's approval or the reasons they do not and specifying the modifications or changes that must be made in order for the proposed Earn-Out Lease or specific lease terms to be approved by Purchaser or otherwise meet the proposed Earn-Out Lease Criteria for such Earn-Out Tenant. Purchaser shall not unreasonably withhold, delay or condition its approval. Notwithstanding anything contained herein to the contrary, in the event Purchaser fails to give its comments or approval, as the case may be, within the three (3) business day period, such proposed Earn-Out Lease or specific lease terms shall be deemed to approved by Purchaser; provided however, Purchaser shall provide its comments on the Big Box Earn-Out Lease and the Small Store Earn-Out Lease for Bonefish within the following time periods:
(a) within seven (7) business days from receipt of the initial form of the Big Box Earn-Out Lease or the Small Store Earn-Out Lease for Bonefish; (b) within five (5) business days after receipt of the second draft of the Big-Box Earn-Out Lease or the Small Store Earn-Out Lease for Bonefish, whichever is applicable; and (c) within three (3) business days for all drafts thereafter.

                  If a signed Earn-Out Lease is delivered to Purchaser prior to April 30, 2005 (or June 30, 2005, if applicable) and Purchaser executes and delivers such Earn-Out Lease to the applicable Earn-Out Tenant, all Tenant Inducement Costs and leasing commissions incurred in connection with such Earn-Out Lease shall be paid by Seller, provided that the Earn-Out Payment with respect to such Earn-Out Tenant is paid to Seller by Purchaser. If Seller fails to deliver an Earn-Out Lease to Purchaser on or before April 30, 2005 (or June 30, 2005, if applicable), Purchaser shall not be required to reimburse Seller for any Tenant Inducement Costs or any leasing commissions related thereto that have been incurred by Seller unless Purchaser enters into a lease with such Earn-Out Tenant prior to December 31, 2005. In such event, Purchaser shall, promptly upon execution of the lease with such Earn-Out Tenant, reimburse to Seller any such Tenant Inducement Costs and leasing commissions incurred by Seller. Seller shall be solely responsible for paying any tenant relocation costs required in order to move any existing tenant necessary to allow any Earn-Out Lease. In no event shall Seller terminate any existing Lease in order to allow any Earn-Out Lease except for any leases to accommodate the Big Box Earn-Out Tenant.

        The parties acknowledge that Radio Shack will need to be relocated to accommodate the Big Box Earn-Out Tenant and that Seller shall have the right to do so without Purchaser's consent if the economic terms of the agreement with Radio and the relocation space are consistent with the terms set forth on EXHIBIT D-4 attached hereto and otherwise consistent with Radio Shack's existing lease. If Purchaser's consent is required, Purchaser shall not unreasonably withhold, condition or delay its consent and, if Purchaser fails to respond to a request for consent within five (5) business days after receipt of such request, Purchaser shall be deemed to have consented to such request.

                  Seller agrees that, after the date hereof, it will not enter into any letter of intent with or lease proposal with any Earn-Out Tenant that is inconsistent in any material respect with the Big Box Lease Criteria or the Small Store Lease Criteria, as the case may be, without Purchaser's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

                  If an Earn-Out Tenant for which an Earn-Out Lease has been executed commences paying rent but does not open for business when anticipated, Seller shall be entitled to all rent paid by such Earn-Out Tenant until Seller has received the full amount of the Earn-Out Payment that would have been due Seller had such Earn-Out Tenant opened for business to the public ("PROJECTED EARN-OUT PAYMENT") and Purchaser shall pay to Seller all rent received from such Earn-Out Tenant promptly as and when received. In such event, Seller shall retain all right to commence a lawsuit to enforce the obligations of such Earn-Out Tenant under its Earn-Out Lease, including the right to terminate such Earn-Out Lease or such Earn-Out Tenant's right of possession of the leased premises. Notwithstanding anything to the contrary in Section 4.C(i)(b), any amounts received pursuant to such lawsuit or otherwise from such Earn-Out Tenant shall be applied first to Seller's costs and expenses, including attorneys' fees, in connection with the enforcement of such Earn-Out Lease and collection of monies due thereunder, then to Seller in the amount of the Projected Earn-Out Payment and finally, any balance to Purchaser. If such Earn-Out Tenant thereafter opens for business to the public, Purchaser shall pay the Earn-Out Payment to Seller, less any amounts theretofore received by Seller from such Earn-Out Tenant, plus any costs and expenses incurred by Seller in enforcing the obligations of the Earn-Out Tenant under the Earn-Out Lease to the extent recoverable from the Earn-Out Tenant.

         Any controversy, dispute or claim arising out of or in connection with, or relating in any way to, the provisions of this Section 2.B (a "DISPUTE") shall be determined by arbitration conducted in New York City by a single arbitrator. The arbitration shall be conducted, to the extent consistent with this Section, in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association (or any successor organization thereto). Any party hereunder may submit a Dispute to arbitration by giving notice to such effect to the other party ("ARBITRATION NOTICE"). Within five (5) business days after the Arbitration Notice is given, the party requesting arbitration shall contact the persons listed as potential arbitrators in EXHIBIT U to this Agreement ("ELIGIBLE PERSONS"), in the order set forth on that list, beginning with the first name listed. Upon receiving confirmation from an Eligible Person that he or she is ready, willing and able to serve as the arbitrator, preside over the arbitration hearing and render an award, all within fifteen (15) business days after being given notice of his or her appointment as the arbitrator, the party requesting arbitration shall notify the other party of the identity of that Eligible Person. Such notice shall constitute appointment of that Eligible Person as the arbitrator. The arbitrator shall, after consultation with the parties, schedule the arbitration hearing to occur at a location agreed to by the parties (or, if no such agreement can be reached, at a location in New York City selected by the arbitrator) no more than fifteen (15) business days after the date of the arbitrator's appointment. No discovery will be permitted in connection with the arbitration, except that at least five (5) business days prior to the scheduled commencement of the arbitration hearing, the parties shall exchange (and furnish to the arbitrator) lists of witnesses that each party intends to call and all documents (except documents to be used solely for impeachment or rebuttal) which each party intends to submit or refer to at the arbitration hearing. The arbitrator shall render the award within three (3) business days after the conclusion of the hearing, and shall promptly cause a counterpart copy of the award to be delivered to each of the parties. In rendering the award, the arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement. The award shall be final, binding and conclusive on the parties, and any party required to make a payment pursuant to the award shall do so within five (5) business days after receiving a counterpart copy of the award. Judgment shall be entered on the award by any court of competent jurisdiction located in New York City, New York. The parties shall split equally the fees, costs and expenses of the arbitrator. Each party shall bear its own attorneys' fees, costs and expenses incurred in connection with the arbitration. Notwithstanding anything in this Section 2.B to the contrary, the Exclusivity Period shall be extended day for day pending the resolution of any Dispute by arbitration as herein set forth provided that Seller is the prevailing party in the arbitration.

         Purchaser agrees that it will maintain a minimum tangible net worth of not less than Eighteen Million Dollars ($18,000,000) ('MINIMUM NET WORTH") from and after Closing through December 31, 2005, provided that if any Dispute is pending between the parties, Purchaser will continue to maintain the Minimum Net Worth until such dispute is resolved. If Purchaser's tangible net worth immediately following Closing or at any time during which Purchaser is required to maintain the Minimum Net Worth is less than the Minimum Net Worth, Purchaser shall immediately furnish to Seller, at Purchaser's option either cash or an irrevocable unconditional standby letter of credit to Seller or Seller's designee as beneficiary in the amount of the aggregate of all possible Earn-Out Payments assuming the annual gross rent for each Earn-Out Tenant is the amount specified for such tenant on EXHIBIT D-1. The letter of credit shall be (i) issued by an institution reasonably acceptable to Seller, (ii) be in a form acceptable to Seller, (iii) be for a term of at least one year, (iv) provide that it automatically shall be renewed for successive six (6) month periods unless written notice is given to Seller not later than thirty (30) days prior to the expiration date of the letter of credit by the issuer of the letter of credit that it does not intend to extend or renew the letter of credit as aforesaid, (v) provide that it may be drawn upon by presentation by Seller a written certificate stating that Seller is entitled to the funds it seeks to draw under the letter of credit pursuant to the terms of this Agreement, or (B) that the letter of credit has not been renewed or extended thirty (30) days prior to any expiration date and that as a result thereof Seller is required to draw on the letter of credit and (vi) shall provide for the transferability of the letter of credit.

         The provisions of this Section 2.B shall survive Closing through June 30, 2006.

         C. EARNEST MONEY. Purchaser shall, within one (1) business day from the date of this Agreement, deliver to "ESCROW AGENT" (hereinafter defined) pursuant to the escrow agreement attached hereto as EXHIBIT E-1 (the "ESCROW AGREEMENT"), a wire transfer in the amount of One Million and No/100 Dollars ($1,000,000), as the initial earnest money deposit hereunder (the "INITIAL DEPOSIT"). The Initial Deposit shall become nonrefundable (except as otherwise expressly provided in this Agreement) upon the expiration of the Review Period if this Agreement is not terminated by Purchaser at such time in accordance with Section 10.B hereof. If this Agreement is terminated by Purchaser prior to the expiration of the Review Period, Purchaser shall pay to Seller simultaneously with Purchaser's notice to Seller of such termination, the sum of Fifty Thousand Dollars ($50,000) ("EXCLUSIVITY PAYMENT"). If the Exclusivity Payment is not made by Purchaser as herein provided, Seller shall have the right to direct Escrow Agent to draw upon the Initial Deposit in the amount of the Exclusivity Payment and to deliver proceeds of such draw to Seller prior to return of the balance of the Initial Deposit to Purchaser. If requested, Purchaser shall join in such direction to Escrow Agent. If this Agreement is not terminated by Purchaser prior to the end of the "REVIEW PERIOD" (hereinafter defined), the Initial Deposit shall be increased to Two Million and No/100 Dollars ($2,000,000) by deposit of an additional wire transfer of funds or a letter of credit (the "INCREASED DEPOSIT") no later than two (2) business days after the expiration of the Review Period. The Initial Deposit together with the Increased Deposit, the First Extension Deposit (as herein defined) and the Second Extension Deposit, and any accrued interest earned thereon if in cash or converted to cash proceeds, shall constitute the earnest money under this Agreement (the "EARNEST MONEY"). The Earnest Money shall be held by the Escrow Agent, in trust for the benefit of Purchaser and Seller, pursuant to the terms of the Escrow Agreement. The Escrow Agreement shall be executed and delivered by Purchaser and Seller (or their attorneys) concurrently with the execution and delivery of this Agreement. Any letter of credit constituting the Earnest Money, or portion thereof, shall be (i) issued by an institution reasonably acceptable to Seller, (ii) in the form reasonably acceptable to Seller, (iii) be for a term of at least six (6) months, (iv) provide that it automatically shall be renewed for successive six

(6) month periods unless written notice is given to Seller and Escrow Agent not later than thirty (30) days prior to the expiration date of the letter of credit by the issuer of the letter of credit that it does not intend to extend or renew the letter of credit as aforesaid, (v) provide that it may be drawn upon by presentation by Escrow Agent of a written certificate, executed and sworn to by a purported and duly authorized and empowered representative of Escrow Agent stating (A) that Escrow Agent has received a written statement alleging that Seller or Purchaser, as the case may be, is entitled to the Earnest Money pursuant to the terms of this Agreement, or (B) that the letter of credit has not been renewed or extended thirty (30) days prior to any expiration date and that as a result thereof Escrow Agent is required to draw on the letter of credit and (vi) shall provide for the transferability of the letter of credit. If the transaction closes in accordance with the terms of this Agreement, at "CLOSING" (hereinafter defined), the Earnest Money (letter or letters of credit) shall be delivered by Escrow Agent to Purchaser, or if previously converted to cash proceeds it shall be paid to Seller and applied on account of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser, the Escrow Agent shall draw on the letter of credit(s) and the Earnest Money shall be delivered by Escrow Agent to Seller as liquidated damages in accordance with Section 9.B hereof. If the transaction fails to close due to a default on the part of Seller, the Earnest Money (letters of credit or cash proceeds, as applicable) shall be delivered by Escrow Agent to Purchaser in accordance with the provisions of Section 9.A hereof.

                  D. CASH AT CLOSING. At Closing, Purchaser shall pay to Seller or its designee, by wire transfer of immediately available federal funds, an amount (the "CASH PAYMENT") equal to the Purchase Price net of the Earnest Money, and plus or minus, as the case may require, the closing prorations, adjustments and credits to be made pursuant to Section 4.C hereof.

         3.       EVIDENCE OF TITLE

                  A. TITLE EXAMINATION; COMMITMENT FOR TITLE INSURANCE. Seller has caused to be delivered or will cause to be delivered to Purchaser within five (5) days after the date hereof a title insurance commitment (the "TITLE COMMITMENT") to issue at Closing an ALTA 1992 Owner's title insurance policy in the amount of the Purchase Price insuring Purchaser as fee simple owner of the Land and with affirmative insurance over all appurtenant easements that benefit the Real Property ("TITLE POLICY"), issued by First American Title Insurance Company (the "TITLE COMPANY" or, in its capacity as escrow agent, "ESCROW AGENT"), together with copies of all instruments referenced in Schedule B thereof (to the extent available).

                  B. SURVEY. Seller has caused to be delivered to Purchaser the most recent survey of the Real Property prepared by Vollmer Associates LLP for Landata Site Services, Inc. dated May 28, 2002, as revised August 13, 2002 (the "EXISTING SURVEY") and will cause the Surveyor to deliver to Purchaser an update of the Existing Survey certified to Purchaser, its lender, if any, and the Title Company (the "NEW SURVEY") no later than September 28, 2004. If the New Survey and the legal descriptions prepared therefrom are not identical to the legal description on EXHIBIT A hereto, the "Deed" (hereinafter defined) shall describe the Land in accordance with the New Survey so long as the New Survey is certified to Purchaser, its lender, and the Title Company. The Purchase Price has been fixed without regard to the area of the Real Property and is not to be abated or changed should the New Survey describe an area different from the area of the Property described on EXHIBIT A. Nothing contained in this Agreement, including the legal description set forth on EXHIBIT A hereto, shall constitute any warranty, representation or agreement by Seller as to the location of separate lots in, or acreage of, the Property.

                  C. TITLE OBJECTIONS; CURE OF TITLE OBJECTIONS. Purchaser and Seller agree that the following are to be the only exceptions to title (the "PERMITTED EXCEPTIONS"): (1) the Leases identified on EXHIBIT M-1 hereto and any Leases entered into after the date hereof but prior to Closing in compliance with the terms of this Agreement, (2) all non-delinquent real estate taxes and assessments and non-delinquent personal property taxes and all real estate taxes and assessments and personal property taxes which are the obligations of, or paid directly by, Tenants under Leases in effect on the Closing Date or by Anchors (as herein defined) to the entity imposing same, (3) the rights of the Tenants under the Leases, including any Leases entered into after the date hereof but prior to Closing in accordance with the terms of this Agreement as tenants only with no rights or options to purchase the Property or any portion thereof, (4) all matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Property by Purchaser, (5) mechanics' or similar liens against (a) any Tenants under Leases which are in full force and effect on the Closing Date and which obligate the Tenants thereunder to remove and discharge such liens at their expense or (b) any Anchor; (6) all matters set forth on the Schedule of Permitted Exceptions attached hereto as EXHIBIT F; (7) the REA; and (8) any exception on the Title Commitment not included in the "Purchaser's Title Notice" (hereinafter defined) or deemed to be a Permitted Exception pursuant to this Section 3.C. If the Title Commitment, Survey or New Survey discloses exceptions other than the Permitted Exceptions, then, within ten (10) business days after the receipt of the New Survey, Purchaser shall notify Seller in writing ("PURCHASER'S TITLE NOTICE") of any such exceptions to which Purchaser, in its sole discretion, objects ("TITLE OBJECTION"). Any such exceptions not objected to by Purchaser as aforesaid shall be deemed to be Permitted Exceptions. If Purchaser raises any Title Objection, Seller shall have a period of thirty (30) days after it receives the Purchaser's Title Notice to, at Seller's sole option, (A) remove any Title Objection which is not a Permitted Exception; (B) obtain the Title Company's commitment to insure Purchaser against any loss arising from such Title Objection by waiver or endorsement to the Title Commitment; or (C) elect to do neither (A) nor (B). If Seller fails to notify Purchaser on or before the expiration of said thirty (30) day period that Seller has either removed any Title Objection, obtained the Title Company's commitment to insure Purchaser against any loss resulting from such Title Objection or elected to do neither (A) nor (B) as provided above, Purchaser shall have the option, as its sole and exclusive remedy, by written notice to Seller given no later than ten (10) business days after written notice from Seller to Purchaser of Seller's inability or unwillingness to do either (A) or (B) above, to either
(a) waive the unremoved or uninsured Title Objection and proceed to Closing, in which event such unremoved or uninsured Title Exception shall be deemed to be a Permitted Exception, or (b) terminate this Agreement and obtain a return of the Earnest Money, in which event, neither party shall have any further obligations hereunder except for those obligations which by their express terms survive the termination of this Agreement. If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to such Title Objection, in which event such Title Objection shall be deemed a Permitted Exception. If any exceptions which are not Permitted Exceptions are added to the Title Commitment or New Survey after Purchaser has given to Seller Purchaser's Title Notice, Purchaser shall be entitled to review and object to any such additional exceptions within five (5) days after its receipt of the updated Title Commitment or updated New Survey containing such new exceptions. In the event of any objection by Purchaser to any such additional exceptions, the same terms and conditions provided above for the removal, insurance over or approval of such additional exceptions shall apply. Notwithstanding anything to the contrary, Seller shall (a) discharge or insure over any monetary encumbrances of an ascertainable amount caused by the acts of Seller not in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate (excluding any monetary encumbrances which are described on EXHIBIT C, EXHIBIT F or which are the responsibility of Purchaser pursuant to Section 4.C(e)), and (b) any mortgages and related security documents of record encumbering the Property ("MORTGAGES"). Purchaser agrees that, notwithstanding the fact that a release of all Mortgages may not be obtained prior to or at Closing, and that some or all of the Mortgages may still be of record, so long as the Title Policy issued by the Title Company does not include any of the Mortgages as an exception to title and the loan secured by the Mortgage has been paid in full from the proceeds of the Closing, Purchaser shall proceed to Closing as provided herein, and the existence of any of the Mortgages shall not be an objection to Closing. Seller shall nevertheless be obligated to cause Mortgages to be satisfied of record after Closing at Seller's sole expense. At Purchaser's option, as expressed in a written notice to Seller given not less than thirty (30) days prior to the Closing Date, but only to the extent allowed by the current holder of a Mortgage on the Property (the "HOLDER"), Seller shall not cause the Mortgage to be satisfied and instead shall request that the Mortgage be assigned at Closing to Purchaser's lender or a third party designated by Purchaser ("MORTGAGE ASSIGNMENT") upon payment to the Holder of an amount equal to the remaining balance of principal and interest and any other sums (collectively, "REMAINING BALANCE") secured by the Mortgage. The Mortgage Assignment shall be expressly conditioned upon (i) Seller being fully released from all obligations under the Mortgage pursuant to documents in form and substance satisfactory to Seller, (ii) Purchaser paying all costs and expenses in connection with the Mortgage Assignment, including without limitation, to reimburse Seller at Closing for any costs and expenses it incurs (exclusive of the payment of the Remaining Balance due the Holder as of the Closing Date), and (iii) execution and delivery by Purchaser of all documents requested by such current holders. Seller shall cooperate with Purchaser in endeavoring to effect the Mortgage Assignment, provided that the foregoing conditions are satisfied.

                  D. RELIANCE ON THE TITLE POLICY. Notwithstanding anything contained in this Agreement to the contrary, with respect to all matters affecting title to the Property and any liens or other encumbrances affecting the Property, Purchaser acknowledges and agrees that it is relying upon its title insurance policy. If Purchaser has a valid and enforceable claim under its title insurance policy and the subject matter of that claim also constitutes a breach of any representation, warranty or covenant made by Seller in this Agreement or the Deed, Purchaser agrees that it will look solely to its title insurance policy for recovery on such claim, and Purchaser shall not assert any claim against Seller for a breach of a representation, warranty or covenant with respect to such claim.

         4.       CLOSING.

                  A. CLOSING DATE. The "CLOSING" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the delivery of the documents of title to the Property, delivery of the Title Policy or a marked up Title Commitment pursuant to which the Title Company is committed to issue the Title Policy, and the satisfaction of all other terms and conditions relating to Closing of this Agreement) shall be "New York Style" and occur at the office of Neal, Gerber & Eisenberg LLP, located at 2 North LaSalle Street, Suite 2200, Chicago, Illinois, 60602, at 9:00 a.m. Central Time on December 1, 2004. The "Closing Date" shall be the date of Closing and Purchaser shall cause the Cash Payment to be wired to Title Company by 11:00 am Eastern time on the day preceding the Closing Date. Seller or Purchaser shall each be entitled to extend the Closing Date for one period of not more than fifteen (15) days by providing written notice thereof to the other party on or before the date which is six (6) business days prior to the scheduled Closing Date; provided, if Purchaser elects to extend the Closing Date, Purchaser shall deposit prior to or concurrently with the giving of notice to Seller of Purchaser's election to extend the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) ("FIRST EXTENSION DEPOSIT") with the Escrow Agent as additional Earnest Money hereunder and under the Escrow Agreement; provided however if the Holder requires defeasance to occur on a scheduled payment date, then the Closing shall be extended to the next scheduled payment date and the ability of Purchaser to extend for one additional period of not more than fifteen (15) days as provided in the next succeeding sentence shall be null and void and of no further force and effect. Subject to the preceding sentence, Purchaser shall have the right to extend the Closing Date for one additional period of not more than fifteen (15) days by providing written notice thereof to Seller on or before the date which is six (6) business days prior to the scheduled Closing Date, provided that Purchaser deposits prior to or concurrently with the giving of such notice to Seller the additional sum of One Hundred Thousand and No/100 Dollars ($100,000.00) ("SECOND EXTENSION DEPOSIT") with the Escrow Agent as additional Earnest Money hereunder and under the Escrow Agreement. In addition, Seller shall have the right to extent the Closing Date for two (2) additional periods of up to thirty (30) days each in order to complete defeasance of the existing Mortgage by providing written notice thereof to Purchaser on or before the date which is three (3) business days prior to the scheduled Closing Date.

               B. CLOSING DOCUMENTS

         (i) SELLER'S CLOSING DELIVERIES. In addition to the other items and documents required elsewhere under this Agreement to be delivered to Purchaser at Closing, Seller shall also execute or deliver (or cause to be delivered) to Purchaser the following at Closing, with any such documents being executed by Seller and Purchaser being executed in counterparts:

            (a) a quitclaim deed (the "DEED") conveying title to the Real Property to Purchaser subject to the Permitted Exceptions, in the form attached hereto as EXHIBIT G, duly acknowledged and in proper form for recording;

            (b) a bill of sale conveying title to the Tangible Personal Property in the form attached hereto as EXHIBIT H, duly acknowledged;

            (c) a form letter advising Tenants under the Leases of the change in ownership of the Property in the form attached hereto as EXHIBIT I-1, and a form letter to the Anchors advising of the change of ownership of the Property in the form attached hereto as EXHIBIT I-2;

            (d) an Assignment and Assumption of Leases in the form attached hereto as EXHIBIT J;

            (e) an Assignment and Assumption of Service Contracts and Intangible Personal Property in the form attached hereto as EXHIBIT K;

            (f) (i) the originals (or if not available, copies) of the Leases, REA and Service Contracts, (ii) the originals (or if not available, copies) of any Permits and Licenses, and (iii) all keys, access cards or codes to the Property in Seller's possession or control (provided that Seller leaving such items in the management office at the Property is sufficient delivery thereof) (Seller may retain copies of the Leases, REA, Service Contracts, and Permits and Licenses);

            (g) a Non-Foreign Certification in the form attached hereto as EXHIBIT L;

            (h) a closing statement to be prepared by Seller, setting forth the prorations, adjustments and credits to the Purchase Price as required by Section 4.C hereof;

            (i) an updated "Lease Schedule" (hereinafter defined) as of the Closing Date and updated "Rent Roll" (hereinafter defined) as of the day preceding the Closing Date, including a schedule of past-due rents for the Property, if any, as described in Section 4.C(i)(b) hereof;

            (j) evidence of the termination of the management agreement and listing agreement, if any, with Managing Agent affecting the Property to which Seller is a party;

            (k) a written statement of Seller setting forth, to "Seller's Knowledge" (hereinafter defined), any changes in Seller's representations and warranties under this Agreement which have occurred since the effective date of such representations and warranties;

            (l) an ALTA Statement and GAP undertaking to be delivered to the Title Company;

            (m) the Assignment and Assumption of REA in the form attached hereto as EXHIBIT R;

            (n) evidence reasonably satisfactory to Purchaser and the Title Company respecting the due organization of Seller and the due authorization and execution of this Agreement and the documents required to be delivered hereunder;

            (o) local and state transfer declarations; and

            (p) any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement, including such items reasonably required by the Title Company or Purchaser (provided any such documents, instruments or agreements do not increase the costs to or liability or obligations of Seller in a manner not otherwise provided for in this Agreement).

         (ii) PURCHASER. At Closing, Purchaser shall execute or deliver or cause to be delivered, as required, to Seller the following, with any such documents being executed by Seller and Purchaser being executed in counterparts:

              (a) the Cash Payment together with such other sums as shall be needed to pay Purchaser's share of the transaction costs as provided in
         Section 4.D, and any other sums as the Title Company shall require from Purchaser, including costs related to Purchaser's loan, if any;

              (b) the Assignment and Assumption of Leases, Assignment and Assumption of Service Contracts and Intangible Personal Property, and Assignment and Assumption of REA in the forms attached as EXHIBITS J, K, AND R, respectively;

              (c) the closing statement referred to in Section 4.B(i)(h) hereof;

              (d) an ALTA Statement and GAP undertaking if requested by the Title Company to be delivered to the Title Company;

              (e) evidence reasonably satisfactory to Seller and the Title Company respecting the due organization of Purchaser and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; (f) local and state transfer declarations; and

              (g) a written statement of Purchaser setting forth, to "Purchaser's Knowledge" (hereinafter defined), any changes in Purchaser's representations and warranties under this Agreement which have occurred since the effective date of such representations and warranties; and

              (h) any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement, including such items reasonably required by the Title Company or Seller (provided any such documents, instruments or agreements do not increase the costs to or liability or obligations of Purchaser in a manner not otherwise provided in this Agreement).

         C.       CLOSING PRORATIONS AND ADJUSTMENTS

         (i) The following items are to be prorated or adjusted (as appropriate) as of 11:59 p.m. Central Time on the day before the Closing Date and reprorated (if necessary) pursuant to Section 4.C(ii) hereof, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on the day before the Closing Date, and Purchaser shall be deemed the owner of the Property on the Closing Date, so that all income and expense attributable to the Property and allocable (a) to the period prior to the Closing Date shall be borne or credited to Seller and (b) to the period on or after the Closing Date shall be borne or credited to Purchaser:

             (a) real estate (including, without limitation, property taxes and school taxes) and personal property taxes and current installments of assessments affecting the Property which are payable by Seller in the calendar year in which Closing occurs (on the basis of the most recent ascertainable assessment if the current bill is not then available) shall be prorated as of the Closing Date on an accrual basis based upon the period of assessment, regardless of the year for which such taxes or assessments are assessed. Attached hereto as EXHIBIT T is a schedule that shows the real estate taxes payable in calendar 2004, the basis of assessment and an illustration of the proration of such real estate taxes.

             (b) the "minimum" or "base" rent and estimated payments of "Percentage Rent" (hereinafter defined) payable by Tenants; provided, however, that rent and all other sums which are due and payable to Seller as of the Closing Date by any Tenant but uncollected as of the Closing Date shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to the Closing Date to be remitted to Seller if, as and when collected (including any penalties and interest permitted by the applicable Lease to be charged to the Tenant for late payment). All payments from Tenants on account of rent received after the Closing Date whether by Seller or Purchaser shall first be applied to the current monthly rent or other sums currently due under the applicable Lease, then to delinquent rentals and other delinquent sums due under the applicable Lease, if any, due Purchaser and then to delinquent rentals and other delinquent sums due Seller. At Closing, Seller shall deliver to Purchaser a schedule of all such past due but uncollected rent and other sums owed by Tenants. Purchaser shall include the amount of such rent and other sums in the bills thereafter submitted to the Tenants in question after the Closing. Purchaser shall use commercially reasonable efforts to collect such past due sums, but Purchaser shall not be obligated to commence a lawsuit to collect any such sums or to evict any Tenant for the failure to pay any such sums. Seller shall retain the right to commence a lawsuit to collect any such sums after the Closing, provided Seller may not seek to terminate any Lease or evict any Tenant.

             (c) to the extent not set forth on the schedule of uncollected rent described in Section 4.C(i)(b) hereof, "percentage" or "overage" rent ("PERCENTAGE RENT") that is (1) attributable to any Percentage Rent lease year in which the Closing Date falls and (2) not yet determinable as of the Closing Date (collectively, "CURRENT YEAR PERCENTAGE RENT"), shall be prorated as follows: promptly upon receipt by Purchaser, Purchaser shall furnish to Seller copies of all sales reports received from Tenants relative to Current Year Percentage Rent, including, without limitation, all sales reports with respect to any Tenants whose Percentage Rent lease years have expired as of the Closing but whose sales reports were not delivered to Seller as of the Closing Date and sales reports of any Tenants whose Percentage Rent lease years expire after the Closing (but include any time period prior to Closing), and the amount of any Current Year Percentage Rent shall be payable in accordance with such Tenant's Lease as existing as of the Closing Date, and Purchaser shall (to the extent not paid to Seller by way of estimated payments prior to Closing) pay to Seller a portion of such Percentage Rent based upon the apportionment being made as of the Closing Date (in proportion to the relative number of days in the subject Percentage Rent lease year occurring prior and subsequent to the Closing Date), promptly after reconciliation with the applicable Tenant at the end of the subject Percentage Rent lease year. Seller shall retain any Current Year Percentage Rent already collected from Tenants under the Leases prior to Closing, and Purchaser shall promptly pay to Seller any Current Year Percentage Rent collected by Purchaser in the month in which Closing occurs; provided, however, Seller shall make any necessary adjusting payment to Purchaser, due to any over-collection by Seller of the Current Year Percentage Rent, within fifteen (15) days after presentment to, and approval by, Seller of Purchaser's calculation and Purchaser shall make any necessary adjusting payment to Seller, due to any under-collection by Seller, within fifteen (15) days after presentment to, and approval by, Seller of Purchaser's calculation. Purchaser's calculation shall be made within fifteen (15) days after reconciliation with the applicable Tenant at the end of the subject Percentage Rent lease year. If Seller disputes, in writing, Purchaser's calculation, the parties shall submit the matter to dispute resolution in accordance with Section 9.D hereof.

             (d) Seller, as landlord under the Leases, is currently collecting from Tenants additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses incurred by Seller (such expenses, collectively "EXPENSES", and such collections, collectively "COLLECTIONS"). Non-delinquent Collections for the month in which Closing occurs shall be prorated in the same manner as minimum or base rents. Within sixty (60) days after the end of the year in which Closing occurs, Purchaser (i) shall calculate (with Seller's cooperation but Seller shall not be required to incur any third party costs) the Expenses incurred and Collections received for the year of Closing by Seller and Purchaser and (ii) shall prepare and present to Seller for its review and approval, which approval shall not be unreasonably withheld or delayed, a calculation of the Collections received and Expenses incurred by each of Seller and Purchaser. Seller shall make any necessary adjusting payment to Purchaser due to any over-collection by Seller of Collections from any Tenant in excess of the Tenant's share of Expenses incurred by Seller that are reimbursable by such Tenant, within fifteen (15) days after presentment to, and approval by, Seller of Purchaser's calculation and Purchaser shall make any necessary adjusting payment to Seller, due to any under-collection of such amounts by Seller, within fifteen (15) days after presentment to, and approval by Seller of Purchaser's calculation. If Seller disputes, in writing, Purchaser's calculation, the parties shall submit the matter to dispute resolution in accordance with Section 9.D hereof. The parties agree that all (a) severance pay due to current employees of Managing Agent who have not otherwise been offered continued employment by Purchaser for the period after the Closing on similar employment terms shall be paid by Seller and (b) employee performance bonuses for employees of Managing Agent at the Property for the calendar year in which Closing occurs shall be paid by Seller through the Closing Date by payment to Managing Agent on or before the Closing Date; provided, however, that Purchaser agrees to include such costs referred to in (a) and (b) above in operating costs or marketing charges, as appropriate, of the Property for calendar year 2004 (if bonuses to employees working at the Property were included in operating costs or marketing charges and were reimbursed by Tenants in calendar year 2003), and to the extent that such costs are collected from or reimbursed by Tenants, Purchaser shall reimburse Seller such amounts. Either party may inspect the other's books and records related to the Property to confirm the calculation upon two (2) Business Days prior written notice to the other party.

             (e) if Closing occurs, Purchaser shall be responsible for the payment of all "Tenant Inducement Costs" (hereinafter defined) and leasing commissions which become due and payable (whether before or after Closing) pursuant to Leases entered into after the date hereof other than any of the Earn-Out Leases for which Seller is paid an Earn-Out Payment (except as specifically set forth on EXHIBIT N) and all Tenant Inducements Costs and leasing commissions (A) as a result of any renewal option or expansion option with respect to existing Leases, which option has not been exercised as of the date hereof, (B) as a result of any new Leases entered into after the date hereof and prior to Closing to the extent such new Lease is permitted to be entered into in accordance with Section 5.A hereof and is not an Earn-Out Lease or identified on EXHIBIT N; (C) as a result of any Lease executed by Purchaser after Closing other than an Earn-Out Lease for which Seller is paid an Earn-Out Payment; or (D) pursuant to the express terms of a Lease and are due and payable after Closing other than the Leases identified on EXHIBIT N or an Earn-Out Lease for which Seller is paid an Earn-Out Payment. Seller shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions which are set forth on EXHIBIT N, and any other Tenant Inducement Costs and leasing commissions with respect to Earn-Out Leases except as provided in
         Section 2.B. If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall credit Seller therefor at Closing. If, as of the Closing, Seller shall not have paid any Tenant Inducement Costs or leasing commissions for which Seller is responsible under EXHIBIT N, Purchaser shall receive a credit at Closing in such amounts. For purposes hereof, the term "TENANT INDUCEMENT COSTS" shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the Tenant thereunder which is in the nature of a Tenant inducement, including, specifically, without limitation, Tenant improvement costs, free rent periods, lease buyout costs, and moving, design and refurbishment allowances (but excluding legal fees incurred in connection with the preparation and negotiation of the lease).

             (f) the amount of unapplied security deposits held by Seller under the Leases at Closing shall be credited to Purchaser at Closing. If any of the Tenants have posted letters of credit as security deposits, Seller shall take whatever action is reasonable and appropriate to cause Purchaser to become the beneficiary of such letters of credit or replacements thereof and such letters of credit shall be delivered to Purchaser at Closing. To the extent any letter of credit has not been reissued or endorsed in favor of Purchaser at Closing, and before a substitute letter of credit is issued, Seller shall draw down on such letter of credit and deliver the proceeds thereof to Purchaser, provided that Purchaser has delivered to Seller (i) evidence reasonably satisfactory to Seller of Tenant's default under the Lease and Purchaser's right to draw upon the letter of credit pursuant to the terms of the Lease, and (ii) a representation and warranty to Seller as to the matters to be certified by Seller in making the draw upon the letter of credit;

             (g) to the extent not paid directly by Tenants, gas, water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies assigned to Purchaser (to the extent possible, utility prorations will be handled by final meter readings arranged by Seller and obtained from the utility providers on or about the day immediately preceding the Closing Date);

             (h) amounts due and prepayments under the Service Contracts assigned to Purchaser under this Agreement shall be prorated based upon the periods to which they apply;

             (i) assessments, contributions and charges collected by Seller prior to Closing under the REA shall be prorated based upon the period to which such amounts apply. Any such amounts collected by Purchaser after Closing which relate to a period prior to Closing shall be promptly remitted to Seller upon receipt by Purchaser;

             (j) Seller shall give Purchaser a credit at Closing for the amount held by Seller in any promotional or marketing fund; and

             (k) other similar items of income and expenses of operation if and to the extent not paid or reimbursed by Tenants.

         (ii) Notwithstanding anything in Section 4.C to the contrary, if any Tenant under a Lease or any Anchor is obligated to pay any prorated item directly to the entity imposing same, such portion of the prorated item shall not be apportioned between Seller and Purchaser unless such Tenant or Anchor is in default under its respective Lease with respect to the payment of any such item. If a Tenant is in default under its Lease with respect to the payment of any such item, Purchaser agrees to use commercially reasonable efforts to enforce the terms of the Lease (except that Purchaser shall not be obligated to engage in any litigation, arbitration or to terminate a Lease), provided, however, Seller shall retain the right to bring suit against such Tenant if Purchaser is unsuccessful in its efforts after ninety (90) days. If any item of income or expense set forth in this
     Section 4.C is estimated, subject to final adjustment after Closing or incorrectly calculated, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available, but in any event prior to March 31, 2006 (the "PRORATION CUT-OFF DATE"). Any such reproration shall be paid promptly in cash to the party entitled thereto.

         (iii) All insurance policies and Managing Agent's management agreement and leasing agreement (if any) shall be terminated as of the Closing Date and there shall be no proration with respect to these items.

         (iv) Purchaser is not assuming any liability for payment of any salary or other benefits to employees of Managing Agent accruing prior to the Closing Date; provided that such amounts shall be treated as Expenses of the Property for purposes of reimbursement by Tenants pursuant to the terms of the Leases. Seller shall indemnify, defend and hold Purchaser harmless from any claims made against Purchaser by an employee of Managing Agent employed at the Property prior to Closing for salary or other benefits accruing for any time period prior to Closing, including without limitation, vacation time, sick time or other benefits, due and not paid to such employee by Managing Agent.

         (v) The terms of Section 4.C, to the extent they call for adjustments, prorations, payments or indemnities after Closing, shall survive the Closing through the Proration Cut-Off Date.

         (vi) Seller agrees to indemnify, defend and hold Purchaser harmless from any claims asserted by a Tenant against Purchaser for overpayment by such Tenant of Expenses under such Tenant's Lease for all calendar years prior to the calendar year in which Closing occurs; provided that such indemnity shall only apply to matters for which Purchaser has asserted a claim, in writing with reasonable specificity, to Seller prior to the Proration Cut-Off Date. Purchaser agrees to indemnify, defend and hold Seller and Managing Agent harmless from any claims asserted by a Tenant against Purchaser, Seller or Managing Agent for overpayment of Expenses under such Tenant's Lease for the calendar year in which the Closing occurs and, from and after the Proration Cut-Off Date, from any claims asserted by a Tenant against Seller or Managing Agent for overpayment of Expenses of such Tenant under such Tenant's Lease for any calendar years prior to the calendar year in which Closing occurs, except for any claims which were made by Purchaser to Seller, in writing, with reasonable specificity, prior to the Proration Cut-Off Date.

                  D. TRANSACTION COSTS. Seller shall pay (i) one-half (1/2) of all transfer taxes relating to transfer of title; (ii) one-half (1/2) of any escrow fees, including "New York Style" closing fees; (iii) all recording fees for the release of any Mortgage or any Mortgage Assignment; (iv) one-half (1/2) of the cost of the title insurance premium for the Owner's Title Policy with an extended coverage endorsement; and (v) the cost of the New Survey. Purchaser shall pay (i) one-half (1/2) of the cost of the title insurance premium for the Owner's Title Policy with an extended coverage endorsement; (ii) the costs of all other endorsements to the Owner's Title Policy, any co-insurance and re-insurance costs, and any other title costs; (iii) one-half (1/2) of all transfer taxes relating to transfer of title; (iv) all recording fees other than the cost to record the release of any Mortgages or any Mortgage Assignment; (v) one-half (1/2) of any escrow fees, including "New York Style" closing fees; (vi) all costs and expenses relating to any Mortgage Assignment or any new loan to Purchaser, including any lender's title insurance policy and all Mortgage transfer taxes, if any; and (vii) all costs and expenses to perform its due diligence. Seller and Purchaser shall be responsible for the fees of their respective attorneys.

                  E. POSSESSION. Upon Closing, Seller shall deliver to Purchaser possession of the Property subject to the rights of the Tenants and the other Permitted Exceptions in accordance with the terms of this Agreement.

                  F. GIFT CERTIFICATE PROGRAM. Purchaser acknowledges that Seller is negotiating a gift certificate service agreement ("GIFT CERTIFICATE AGREEMENT") with Store Financial Services, LLC substantially in the form heretofore delivered to, and approved by, Purchaser. At Closing, Purchaser shall assume all of the obligations of Seller under the Gift Certificate Agreement. Seller and Purchaser agree to do such acts and execute such documents as may be desirable to effect a seamless transition of the gift certificate program from Seller to Purchaser. The Gift Certificate Agreement shall be deemed to be a Service Contract.

         5.       OPERATION OF PROPERTY PRIOR TO CLOSING

                  A. Except as described below, Seller may not after the date hereof until Closing modify, extend, renew, cancel or terminate any Lease, or enter into any proposed Lease or amendment which is not terminable as of Closing without Purchaser's consent, which consent shall not be unreasonably withheld, conditioned or delayed until expiration of the Review Period and (i) after the expiration of the Review Period, which consent may thereafter be withheld in Purchaser's sole discretion; provided however, Seller may enter into short term or temporary leases or licenses for a term not to exceed sixty (60) days that do not provide for payment by the landlord or licensor thereunder of any allowances or tenant inducements of a monetary nature without Purchaser's consent, and (ii) Seller may enter into Earn-Out Leases without Purchaser's consent provided that such each Earn-Out Lease meets the criteria for such lease set forth in Section 2.B. If Seller seeks in writing Purchaser's consent for any such action, Purchaser shall respond in writing to Seller (therein giving consent or specifying the precise nature of Purchaser's objection to the action) within five (5) business days of receipt of Seller's request. Seller's request shall include a copy of the proposed new Lease or amendment and a statement of the estimated Tenant Inducement Costs and brokerage commissions. If Purchaser does not respond within said five (5) business day period, Purchaser shall be deemed conclusively to have consented to the action requested by Seller. Notwithstanding the foregoing, Seller may, after the date hereof, enter into the Earn-Out Leases with the Earn-Out Tenants provided that each such lease meets the criteria for such lease set forth in Section 2.B.

                  B. From the date hereof until the Closing or earlier termination of this Agreement, Seller shall not remove (or direct the removal) of any item of Tangible Personal Property except as may be required for repair or replacement, or retire obsolete property (provided such obsolete property is replaced if required for the normal operation of the Mall) or supplies used in the ordinary course of business.

                  C. After expiration of the Review Period, Seller shall not (i) enter into any new agreement, or amend any Service Contract, to the extent such agreement or amendment would be binding upon Purchaser after Closing, or (ii) terminate any Service Contract, without, in each instance, Purchaser's consent, which consent shall not be unreasonably withheld or delayed. If Seller seeks in writing Purchaser's consent for any such action, Purchaser shall respond in writing to Seller (therein giving consent or specifying the precise nature of Purchaser's objection to the action) within five (5) business days of receipt of Seller's request (which request shall include a copy of the proposed new Service Contract or amendment). If Purchaser does not respond within said five (5) business day period, Purchaser shall be deemed conclusively to have consented to the action requested by Seller. Notwithstanding the foregoing, Seller may after the date hereof enter into the Gift Certificate Agreement substantially in the form which has been delivered to Purchaser.

                  D. From the date hereof until the Closing or earlier termination of this Agreement, Seller shall (i) maintain Seller's existing insurance coverage with respect to the Property, (ii) use due diligence to keep in full force and effect all licenses, permits and approvals pertaining to the Property which Seller currently holds, and (iii) use reasonable efforts to operate, manage and maintain the Property in accordance with existing practices, reasonable wear and tear and damage by fire or other casualty excepted.

                  E. During the Review Period, Seller will cooperate with Purchaser to have Seller's accountants make available to Purchaser and Purchaser's accountants the 2003 audited financial statements for the Property and the work papers therefor. In addition, Seller will cooperate with Purchaser and Purchaser's accountants in their preparation of 2004 mid-year audited financial statements for the Property and financial statements or financial information thereafter through the Closing. All fees and expenses charged by Seller's accountants for making audited financial statements and work papers available for Purchaser and Purchaser's accountants and cooperating with Purchaser and Purchaser's accountants with respect to the 2004 mid-year audited financial statements for the Property shall be paid for by Purchaser or reimbursed to Seller prior to Closing.

         6.       REPRESENTATIONS AND WARRANTIES

                  A. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser that except as disclosed on EXHIBIT S attached hereto, as of the date of this Agreement (unless otherwise stated below):

                  (i) Seller is a duly formed and validly existing limited liability company organized under the laws of Delaware, and qualified to transact business in New York and is in good standing in Delaware and New York.

                  (ii) Seller has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant hereto (collectively, the "SELLER'S DOCUMENTS") to consummate the transaction contemplated in this Agreement, and to perform its obligations under this Agreement and the Seller's Documents. The person signing this Agreement on behalf of Seller is authorized to do so.

                  (iii) This Agreement is, and all the Seller's Documents will be, legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally), and does not and will not violate any provisions of any, to Seller's Knowledge, regulation, law, or court order, judgment, decree, private restriction or agreement to which Seller is a party or to which it or the Property is subject.

                  (iv) Seller has not been served with or received any written notice of any action, litigation, arbitration or other judicial or administrative proceeding which is still pending with respect to the Property that would adversely affect Seller's ability to perform its obligations under this Agreement, or that would materially and adversely affect the financial condition or operation of the Property to which Seller is a party, nor, to Seller's Knowledge, has any such litigation been filed with respect to the Property, except personal injury claims that are otherwise insured by insurance policies maintained by Seller and currently in effect.

                  (v) (a) To Seller's Knowledge, the information contained in the schedule of leases attached hereto as EXHIBIT M-1 (the "LEASE SCHEDULE") is true, correct and complete as of the date thereof. There are no Leases other than those set forth in the Lease Schedule or included as Permitted Exceptions.

                      (b) (1) To Seller's Knowledge, Seller holds no security
                  deposits from Tenants except as provided on EXHIBIT O attached hereto.

                          (2) To Seller's Knowledge, each Lease is in full force
                              and effect.

                          (3) Except as provided on the "Rent Roll" attached
                              hereto as EXHIBIT "M-2", no written notice of an existing and uncured default has been delivered by Seller or any Tenant under any Lease.

                          (4) Except as provided on the Rent Roll, Seller has no
                              Knowledge of any existing and uncured default under any Lease.

                          (5) Except as provided in the Lease Schedule or Rent
                              Roll, the copies of the Leases delivered to Purchaser in accordance with Section 10.A hereof are true, correct and complete copies of the Leases in all material respects.

                  If any Lease contains provisions which are inconsistent with the foregoing representations and warranties, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of such Lease.

                  (vi) To Seller's Knowledge, EXHIBIT C attached hereto is a complete list of the Service Contracts. No written notice of an existing default has been delivered by Seller or any other party under any Service Contract. To Seller's Knowledge, the copies of the Service Contracts delivered to Purchaser in accordance with Section 10.A hereof are true, correct and complete copies of the Service Contracts in all material respects.

                  (vii) Seller has no Knowledge of and has not received written notice of any violations of any laws or other requirements of any governmental authority having jurisdiction over the Property which remain outstanding.

                  (viii) No person or entity has or on the Closing Date will have any right or option to acquire all or any portion of the Property or Leases.

                  (ix) The copy of the REA delivered to Purchaser in accordance with Section 10.A hereof is true, correct and complete in all material respects; no written notice of any existing and uncured default has been delivered by Seller to any other party to the REA or received by Seller from any other party to the REA; to Seller's Knowledge, the REA is in full force and effect; and Seller has not transferred, assigned or pledged its interest in the REA which will not be released prior to Closing.

                  (x) Seller has never had any employees.

                  (xi) The execution and delivery of this Agreement by Seller, the consummation of the transactions herein contemplated to be performed by Seller, and compliance with the terms of this Agreement by Seller will not conflict with, or with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under any document, instrument or agreement, oral or written, to which Seller is a party.

                  B. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller that as of the date of this Agreement:

                  (i) Purchaser is a duly formed and validly existing limited partnership organized under the laws of Delaware and on the Closing Date will be qualified to transact business and in good standing in Delaware and New York.

                  (ii) Purchaser has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Purchaser pursuant to this Agreement (collectively, the "PURCHASER'S DOCUMENTS"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under Purchaser's Documents. The person signing this Agreement on behalf of Purchaser is authorized to do so. No consent of any trustee, beneficiary, partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Purchaser to enter into this Agreement and consummate the transaction contemplated hereby.

                  (iii) This Agreement is, and all the Purchaser's Documents will be, legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally), and does not and will not violate any provisions of any, to Purchaser's Knowledge, regulation, law, or court order, judgment, decree, or agreement to which Purchaser is a party or to which it is subject.

                  (iv) The execution and delivery of this Agreement by Purchaser, the consummation of the transactions herein contemplated to be performed by Purchaser, and compliance with the terms of this Agreement by Purchaser will not conflict with, or with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under any document, instrument or agreement, oral or written, to which Purchaser is a party.

                  (v) Purchaser is not an employee benefit plan (a "PLAN") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, nor a person or entity acting, directly or indirectly, on behalf of any Plan or using the assets of any Plan to acquire the Property. Purchaser is not a "party in interest" (as that term is defined in Section 3(14) of ERISA) with respect to any Plan that is an investor in Seller, and Purchaser's acquisition of the Property will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. (vi) No financing for this transaction shall be provided by Seller, nor is this transaction conditioned on Purchaser obtaining financing for this transaction.

                  (vii) There are no pending actions, suits, proceedings or investigations to which Purchaser is a party before any court or other governmental authority which may have an adverse impact on the transactions contemplated hereby.

                  C. Subject to Section 6.E, the representations and warranties set forth in Section 6 hereof, as of the date made (or deemed made), shall survive Closing for a period of six (6) months, but any claims thereunder must be made in writing within said six (6) month period or they shall thereafter be deemed lapsed, and be null and void.

                  D. The term "SELLER'S KNOWLEDGE" as used in this Agreement means the actual knowledge possessed by Richard L. Taylor or Gary M. Sumers (without investigation or inquiry and not imputed or implied knowledge). The term "PURCHASER'S KNOWLEDGE" as used in this Agreement means actual knowledge possessed by Edward Feldman, Lawrence Feldman or James Bourg (without investigation or inquiry and not imputed or implied knowledge). Notwithstanding anything contained herein to the contrary, Richard L. Taylor, Gary M. Sumers, Edward Feldman, Lawrence Feldman and James Bourg shall not have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement or any of Seller's or Purchaser's representations or warranties herein being or becoming untrue, inaccurate or incomplete in any respect.

                  E. In the event that, prior to Closing, Purchaser has knowledge that, as of Closing, Seller is in breach of any of the representations and warranties set forth in Section 6.A or any of the agreements or covenants set forth in Section 5 (collectively, "SELLER'S BREACHES") or Seller otherwise discloses to Purchaser facts that are inconsistent with or different from the information set forth in the representations and warranties in Section 6.A, and the Closing occurs, then the representations and warranties in Section 6.A shall be deemed to be modified or superseded by such disclosures, certificates or other documents (and, in such event, Seller shall no longer have any liability hereunder with respect to the portion of representation or warranty modified or superseded herein, as applicable). Purchaser shall be deemed to have waived and released Seller from all liability with respect to Seller's Breaches to which Purchaser had knowledge prior to Closing.

         7.       CASUALTY LOSS AND CONDEMNATION

         If, prior to Closing, the Real Property or any part thereof shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event the effect of such condemnation or casualty occurring prior to Closing is "Material" (hereinafter defined), Purchaser shall have the option by written notice to Seller within ten (10) days of receipt of Seller's notice to Purchaser, either to terminate this Agreement or to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage (and the Closing Date shall be extended as necessary). If Purchaser elects to consummate the transaction contemplated by this Agreement or fails to timely elect to terminate this Agreement, or if a casualty or condemnation is not Material, Purchaser shall be entitled (a) in the event of a condemnation, to receive the condemnation proceeds, and (b) in the event of a casualty, to an assignment of the claims and proceeds of insurance applicable thereto, and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items and shall give Purchaser a credit in the amount of the deductible. If, upon a Material condemnation or casualty prior to Closing, Purchaser timely elects to terminate this Agreement, the Earnest Money shall be returned to Purchaser, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement, except for those obligations which by their express terms survive the termination of this Agreement. For purposes of this provision, a condemnation or casualty loss shall be deemed to be "Material" in the event that the value of the Property taken or the cost of repairing or restoring the portion of the Property in question would be greater than Five Million and No/100 Dollars ($5,000,000.00). The provisions of this Section 7 shall supersede the provisions of any law regarding the allocation of the risk of loss between purchasers and sellers.

         8.       BROKERAGE

         Purchaser represents and warrants to Seller that it has not dealt with any broker, finder or other party in connection with the negotiation of this Agreement or otherwise in connection with the Property other than Holliday Fenoglio ("HOLLIDAY"). If the Closing occurs, Purchaser shall indemnify and hold Seller harmless from and against any and all claims of any brokers or finders claiming by, through or under Purchaser in any way related to the sale and purchase of the Property or this Agreement, including, without limitation, reasonable attorneys' fees and expenses incurred by Seller in connection with any such claim, except that Purchaser shall not be responsible for any commission claim of Holliday. Seller shall indemnify and hold Purchaser harmless from and against any and all claims of Holliday or any other brokers or finders claiming by, through or under Seller in any way related to the sale and purchase of the Property or this Agreement, including, without limitation, reasonable attorneys' fees and expenses incurred by Purchaser in connection with any such claim.

         9.       DEFAULT AND REMEDIES

                  A. If Closing does not occur solely due to a default by Seller hereunder, then as Purchaser's sole and exclusive remedy hereunder, Purchaser may (A) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement (except such obligations which by their express terms survive termination of this Agreement), and in no event shall Purchaser be entitled to recover additional money damages against Seller (except as provided in this Section 9.A or in Section 12.N hereof) or (B) seek specific performance of Seller's obligations hereunder so long as an action is filed within sixty (60) days of termination of this Agreement; provided, however, if Purchaser is unable to obtain specific performance of this Agreement due to an intentional breach of this Agreement by Seller (i.e., a conveyance of the Property to a third party), Purchaser shall be entitled to (i) reimbursement of its reasonable and verifiable out-of-pocket due diligence expenses incurred in connection with this Agreement, including, without limitation, attorneys' fees, up to a maximum of One Hundred Thousand and no/100 Dollars ($100,000.00), in the aggregate, and (ii) payment of the sum of Fifty Thousand and no/100 Dollars ($50,000.00) [collectively, the "SELLER DEFAULT PAYMENT"].

                  B. If Purchaser fails to complete closing in accordance with the terms of this Agreement then this Agreement may be terminated by Seller and Seller shall be entitled to retain the Earnest Money as Seller's sole remedy and as liquidated damages (the "PURCHASER DEFAULT PAYMENT").

                  C. After Closing and subject to any limitations set forth in this Agreement, including, but not limited to, Sections 12.J and 12.L, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, but only for such obligations as expressly survive Closing; except that neither Seller nor Purchaser shall be entitled to recover from the other consequential, exemplary, punitive or special damages.

                  D. In the event of any disagreement, dispute or claim concerning this Agreement or the transaction contemplated by this Agreement between Seller and Purchaser (except for the matters described in Section 2.B which are subject to arbitration pursuant to the terms described in Section 2.B, and if such matter cannot be resolved within ten (10) days after written demand by Purchaser or Seller to the other party that the matter in dispute be resolved through arbitration, either Seller or Purchaser shall be entitled to submit such matter to binding arbitration under the rules of the American Arbitration Association (the "AAA") then in effect. The matter shall be submitted to arbitration in Chicago, Illinois and the parties shall immediately request that the AAA provide a list of qualified arbitrators. In the event the parties cannot agree on a single arbitrator within ten (10) days after the parties have received the list of arbitrators, each party shall designate one arbitrator from the list within ten (10) days thereafter and the selected arbitrators shall then select an additional arbitrator to complete the panel of arbitrators. If the two arbitrators are unable to select an additional arbitrator, the AAA shall select the additional arbitrator. All arbitration proceedings shall then be conducted in an expedited manner and in accordance with the applicable rules of the AAA with all costs of the arbitration proceeding (including, without limitation, reasonable attorney's fees, arbitrators fees and witness fees) to be borne by the non-prevailing party in accordance with this Agreement, which shall be provided for in the arbitration award. The decision of the arbitrator(s) shall be final and binding upon the parties and shall not be subject to appeal in any court; provided, however, that notwithstanding anything herein to the contrary, the award shall be subject to vacation or modification as provided in the Uniform Arbitration Act or other similar act in effect in the State of Illinois.

                  E. Notwithstanding any other provision of this Agreement, neither Seller nor Purchaser shall undertake any remedy allowed hereunder as a result of the breach of this Agreement by the other party unless the breaching party fails to cure its breach within three (3) business days following written notice of breach from the non-breaching party to the breaching party.

                  F. Seller and Purchaser acknowledge and agree that: (i) the Purchaser Default Payment is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default by Purchaser under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (iii) Purchaser seeks to limit its liability under this Agreement to the Purchaser Default Payment in the event Closing does not occur due to a default by Purchaser under this Agreement; and (iv) the Purchaser Default Payment constitutes valid liquidated damages; provided, however, that the foregoing shall not limit Seller's recourse against Purchaser under Sections 8, 10.A, 11 and 12.N.

                  G. Seller and Purchaser acknowledge and agree that: (i) the Seller Default Payment is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Purchaser if the Closing does not occur solely due to a default by Seller; (ii) the actual damages suffered and costs incurred by Purchaser due to a default by Seller under this Agreement would be extremely difficult and impractical to determine; (iii) Seller seeks to limit its liability under this Agreement to the amount of the Seller Default Payment in the event Closing does not occur solely due to a default by Seller under this Agreement; and (iv) the Seller Default Payment constitutes valid liquidated damages; provided, however, that the foregoing shall not limit Purchaser's recourse against Seller under Sections 8, 11 and 12.N.

         SELLER'S INITIALS: (illegible)       PURCHASER'S INITIALS:
                            -----------                             --------

         10.      CONDITIONS PRECEDENT

                  A. Purchaser shall have until 5:00 p.m. Central Standard Time on October 11, 2004 (such period, the "REVIEW PERIOD") within which to inspect and investigate the Property and its operations and to review the "Property Information" (hereinafter defined). Purchaser shall have the right to terminate the Review Period at any time prior to the end of the Review Period by notice to Seller. If Purchaser, in its reasonable discretion, determines that the Property is unsuitable for its purposes and notifies Seller in writing of such decision within the Review Period, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except those obligations which by their express terms survive the termination of this Agreement, and the Earnest Money, net of the Exclusivity Payment, shall be returned to Purchaser, unless Purchaser paid the Exclusivity Payment directly to Seller concurrently with the giving of Purchaser's notice that the Property is not suitable, in which event the entire Earnest Money shall be returned to Purchaser. If the Exclusivity Payment was not paid to Seller with Purchaser's notice, Seller shall have the right to direct Escrow Agent to deduct the Exclusivity Payment from the Earnest Money and deliver the Exclusivity Payment to Seller prior to delivery of the balance of the Earnest Money to Purchaser. If requested, Purchaser shall join in such direction to Escrow Agent. Seller shall cooperate with Purchaser to allow Purchaser and Purchaser's Representatives (hereinafter defined) access to the Property, to allow Purchaser and Purchaser's Representatives access to all non-proprietary information and documentation, and otherwise to promptly provide such non-proprietary information and documentation relating to the Property and its operations as Purchaser may reasonably request but excluding internal correspondence (but not excluding any correspondence between Seller or Managing Agent with Tenants), analyses, appraisals, projections or similar items. Purchaser's failure to terminate this Agreement pursuant to this Section 10.A within the Review Period shall be deemed a waiver by Purchaser of the condition contained in this Section 10.A. Purchaser's right of inspection pursuant to this Section 10.A is and shall remain subject to the rights of Tenants, the Anchors, and other occupants and users of the Property. No inspection of Seller's records or any inspection that requires access to portions of the Property not open to the public generally or invasive or other physical testing or inspection of the Property shall be undertaken without two
(2) full business days' prior verbal notice to Seller. Seller shall have the right to be present at any or all inspections. Neither Purchaser nor Purchaser's Representatives shall contact any Tenants or any of the Anchors without prior notice to Seller. Seller shall have the right to be present at any meeting conducted by Purchaser or Purchaser's Representative with a Tenant or an Anchor. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller, which consent shall not be unreasonably withheld or delayed and shall be deemed given if no objection is made within five (5) business days following request for approval. Purchaser shall repair any damage caused by Purchaser or Purchaser's Representative to the Property and shall restore the Property as near as possible to its condition existing prior to the testing or inspection of the Property hereunder. Purchaser agrees to maintain and cause any of its representatives or agents conducting any investigations or inspections, to maintain and have in effect commercial general liability insurance with (i) limits of not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence for personal injury, including bodily injury and death, and property damage, (ii) Seller, Blackstone Real Estate Advisors L.P., and Managing Agent named as additional insured parties, and (iii) waiver of subrogation. Purchaser shall deliver to Seller a copy of the certificates of insurance effectuating the insurance required hereunder prior to the commencement of such activities which certificates shall provide that such insurance shall not be terminated or modified without at least thirty (30) days' prior written notice to Seller. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller, Blackstone Real Estate Advisors L.P., and Managing Agent and their respective managers, members, shareholders, directors, officers, partners, affiliates, employees and agents, and each of them, harmless from and against any and all losses, claims, demands, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its rights under this Section 10.A and such indemnity shall survive the Closing or any termination of this Agreement.

                  B. Seller shall send estoppel certificates (individually, a "TENANT ESTOPPEL CERTIFICATE" and collectively, the "TENANT ESTOPPEL CERTIFICATES") in the form of EXHIBIT P-1 attached hereto (the "FORM TENANT ESTOPPEL CERTIFICATE") to each Tenant occupying space at the Property on the date hereof, excluding any Tenant under a Lease for one (1) year or less ("TEMPORARY TENANT"). Seller shall send an estoppel certificate ("ANCHOR ESTOPPEL CERTIFICATE" and collectively, the "ANCHOR ESTOPPEL CERTIFICATES") to Boscov's Department Store, Inc. ("Boscov's") and Christmas Tree Shops, Inc. ("X-MAS TREE SHOPS") in the form of EXHIBIT P-1 attached hereto, and to Sears and Macy's in the forms of EXHIBITS P-2 AND P-3 attached hereto, respectively (Boscov's, X-Mas Tree Shop, Sears and Macy's are individually referred to herein as an "ANCHOR" and collectively as the "ANCHORS"). As a courtesy to Purchaser, within five (5) business days following request by Purchaser to the extent practicable, Seller shall send subordination, non-disturbance and attornment agreements ("SNDA'S") prepared by Purchaser's lender to any Anchors and other Tenants leasing over ten thousand (10,000) square feet designated by Purchaser in a written notice delivered to Seller and shall request that such Anchors and Tenants execute and return such SNDA's to Purchaser. The execution and delivery of such SNDA's shall not be a condition to Closing, and neither Seller's nor Purchaser's obligations under this Agreement shall be affected thereby.

                  It shall be a condition precedent to Purchaser's obligation to purchase the Property pursuant to this Agreement that Seller provide to Purchaser, at or prior to Closing, Estoppel Certificates (hereinafter defined) executed by (x) all four (4) of the following Anchors (the "REQUIRED ANCHORS"):
Boscov's and X-Mas Tree Shop in substantially the form of EXHIBIT P-1 hereto, and Sears and Macy's in substantially the forms of EXHIBITS P-2 AND P-3 hereto, respectively; and (y) Tenants leasing seventy-five percent (75%) of the "Occupied Square Footage" (hereinafter defined) in the Improvements ("REQUIRED TENANTS"). "OCCUPIED SQUARE FOOTAGE", as used herein, shall mean all space in the portion of the Mall owned by Seller and shall exclude any space being leased by Temporary Tenants or leased or owned by Anchors. Seller shall not be in default under this Agreement or have any liability to Purchaser if this condition precedent is not satisfied.

                  The Tenant Estoppel Certificates executed by Required Tenants shall be in substantially the form of the Form Tenant Estoppel Certificate; provided that a Tenant Estoppel Certificate executed by a Required Tenant shall be deemed an acceptable Tenant Estoppel Certificate for purposes of this Section 10.B as long as it is in the form or contains such specified information as the applicable Lease requires the Required Tenant to provide or contains the qualification by the Required Tenant of any statement as being to its knowledge or as being subject to any similar qualification (the aforesaid acceptable Tenant Estoppel Certificates to be delivered are collectively referred to as the "REQUIRED TENANT ESTOPPEL CERTIFICATES").

                  The Anchor Estoppel Certificates executed by the Required Anchors shall be in substantially the form of the respective Anchor Estoppel Certificates; provided that an Anchor Estoppel Certificate executed by a Required Anchor shall be deemed an acceptable Anchor Estoppel Certificate for the purposes of this Section 10.B as long as (i) it is in the form or contains such specified information as the applicable Lease or the REA, as the case may be, requires the Required Anchor to provide or contains the qualification by the Required Anchor of any statement as being to its knowledge or as being subject to any similar qualification; (ii) in the case of Sears, it is substantially in the form of EXHIBIT P-4 attached hereto; and (iii) in the case of Macy's, it is substantially in the form of EXHIBIT P-5 attached hereto (the aforesaid acceptable Anchor Estoppel Certificates to be delivered are collectively referred to as the "REQUIRED ANCHOR ESTOPPEL CERTIFICATES").

                  In the event that Seller is unable to provide the Required Tenant Estoppel Certificates to Purchaser at the Closing for all of the Required Tenants, Seller may, at its option, elect to execute and deliver to Purchaser certificates (individually, a "SELLER TENANT ESTOPPEL CERTIFICATE", and, collectively, the "SELLER TENANT ESTOPPEL CERTIFICATES") substantially in the same form as the certificate attached hereto as EXHIBIT Q (the "FORM SELLER TENANT ESTOPPEL CERTIFICATE") covering the particular Required Tenants necessary so that Purchaser shall receive, at Closing, either Required Tenant Estoppel Certificates or Seller Tenant Estoppel Certificates from Required Tenants; provided that Purchaser shall not be required to accept Seller Tenant Estoppel Certificates for Required Tenants representing more than ten percent (10%) of the Occupied Square Footage ("PERCENTAGE LIMITATION"). The Tenant Estoppel Certificates and the Anchor Estoppel Certificates are collectively referred to herein as the "ESTOPPEL CERTIFICATES". In the event that Seller elects to deliver such Seller Tenant Estoppel Certificates, each statement therein shall survive for a period terminating on the earlier of (i) six (6) months from the Closing Date, or (ii) the date on which Purchaser has received an executed Estoppel Certificate signed by the Required Tenant under the Lease in question or the Required Anchor under the its respective Lease or the REA, as the case may be. If Purchaser receives an Estoppel Certificate which contains some, but not all of the matters set forth in the Required Tenant Estoppel Certificate (a "PARTIAL CERTIFICATE") and Seller elects to provide a Seller Tenant Estoppel Certificate for such Required Tenant, then (1) if the Partial Certificate is received prior to Closing, the Seller Tenant Estoppel Certificate may omit matters contained in the Partial Certificate and (2) if the Partial Certificate is received after Closing, the Seller Tenant Estoppel Certificate shall cease to survive as to the matters contained in the Partial Certificate. A Partial Certificate shall be deemed to be an Estoppel Certificate delivered by such Tenant and a Seller Tenant Estoppel Certificate given to supplement such Partial Certificate shall not be taken into account in determining the Percentage Limitation so long as such Tenant has acknowledged that its Lease is in full force and effect and that no party to such Tenant's lease is in material breach thereunder.

                  If the "ESTOPPEL CONTINGENCY" (as hereinafter defined) is not satisfied, Purchaser may, as its sole action and remedy, by delivering written notice to Seller on or prior to the Closing Date, terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, this Agreement shall be null and void, and neither party shall have any further rights or obligations under this Agreement, except for those obligations which by their express terms survive the termination of this Agreement. As used herein, the "ESTOPPEL CONTINGENCY" shall mean Seller's delivery of (aa) Tenant Estoppel Certificates or Seller Tenant Estoppel Certificates for the Required Tenants, as required above, and (bb) the Anchor Estoppel Certificates for the Required Anchors, as required above. The Estoppel Contingency shall not be deemed satisfied if (a) the Estoppel Certificates received from Tenants (including Anchors) whose aggregate annual base or minimum rent represents more than two percent (2%) of the projected 2005 net operating income for the Property assert claims, which claims if true, would allow such Tenants pursuant to the terms of their respective Leases to terminate their Leases, or (b) the Estoppel Certificates received from Tenants raise claims, the aggregate amount of which Purchaser reasonably determines would likely result in a potential liability to the owner of the Property in an aggregate amount greater than Two Million Dollars ($2,000,000).

                  If any Estoppel Certificates contain statements or allegations that a default or potential default exists on the part of Seller under the Lease in question or under the REA, as the case may be, or contain information inconsistent with any representations of Seller contained in this Agreement, and Purchaser elects to close the purchase and sale transaction contemplated herein notwithstanding the existence of such statements, allegations or information, then such Estoppel Certificates shall be deemed acceptable for purposes of this
Section 10.B, notwithstanding the existence of such allegations, statements or information and Seller shall have no liability to Purchaser hereunder with respect to the existence of such allegations, statements or information, except as otherwise specifically set forth herein.

                  C. It shall be a condition precedent to Purchaser's obligations to purchase the Property pursuant to this Agreement that Purchaser receive at Closing, a current Title Policy issued pursuant to the Title Commitment indicating no exceptions other than the Permitted Exceptions or an unqualified, written commitment from the Title Company to deliver the Title Policy to Purchaser following the Closing with an effective date as of the date of recordation of the Deed. In the event such condition precedent is not satisfied (unless due to an act or omission of Purchaser), Purchaser shall be entitled to provide written notice thereof to Seller, in which event this Agreement shall terminate, the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations under this Agreement, except those obligations which by their terms expressly survive termination of this Agreement.

                  D. It shall be a condition precedent to Purchaser's obligations to purchase the Property pursuant to this Agreement that (i) all of the representations and warranties of Seller set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date; provided, however, that Seller shall have the right to update the Rent Roll and Lease Schedule for changes after the date hereof and any representations and warranties based upon the Rent Roll or Lease Schedule shall be deemed to refer to the updated Rent Roll and Lease Schedule; and (ii) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date. In the event such conditions precedent are not satisfied (unless due to an act or omission of Purchaser in which event the provisions of Section 9.B shall apply), Purchaser shall be entitled to provide written notice thereof to Seller, in which event this Agreement shall terminate, the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations under this Agreement, except those obligations which by their terms expressly survive termination of this Agreement.

                  E. It shall be a condition precedent to Seller's obligations to sell the Property pursuant to this Agreement that (i) all of the representations and warranties of Purchaser set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date; and
(ii) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date. In the event such conditions precedent are not satisfied (unless due to an act or omission of Purchaser in which event the provisions of Section 9.B shall apply), Purchaser shall be entitled to provide written notice thereof to Seller, in which event this Agreement shall terminate, the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations under this Agreement, except those obligations which by their terms expressly survive termination of this Agreement.

         11.      PROPERTY INFORMATION AND CONFIDENTIALITY

                  A. Purchaser agrees that, prior to the Closing, Purchaser shall use diligent efforts to keep all Property Information confidential, and that Property Information shall not, without the prior consent of Seller, be disclosed by Purchaser or Purchaser's Representatives except to Purchaser Representatives, and that Property Information will not be used for any purpose other than investigating and evaluating the Property. Moreover, Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to the Purchaser's Representatives who need to know the Property Information for the purpose of investigating and evaluating the Property, and who are informed by Purchaser of the confidential nature of the Property Information and who agree in writing to comply with and be bound by this Section 11.A for the benefit of Seller. The provisions of this Section 11.A shall not apply to Property Information which is a matter of public record or to the extent disclosure is required to comply with applicable laws, court orders or the requirements of the stock exchange on which Purchaser's parent company is traded ("APPLICABLE STOCK EXCHANGE"). Seller acknowledges that Purchaser or a "Purchaser Affiliate" (as hereinafter defined) is contemplating an initial public offering of stock. After Purchaser's deposit of the Increased Deposit with the Escrow Agent, Purchaser may make disclosures of information that Purchaser's legal or accounting advisors deem necessary in connection with the
Section 1 or other filings to be made by Purchaser with the U.S. Securities and Exchange Commission in connection with such offering ("IPO DISCLOSURES").

                  B. Except as expressly permitted under Section 11.A, or as required by applicable laws, court orders or the Applicable Stock Exchange, Purchaser and Seller hereby agree not to release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions, parties to or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party, as to the portion of the disclosure relating to this transaction, the Property, the other party or its "Affiliates" (hereinafter defined), as the case may be, which consent shall not be unreasonably withheld or delayed. It is understood that the foregoing shall not preclude either Purchaser or Seller from discussing the substance or any relevant details of the transactions contemplated in this Agreement, subject to the terms of this Section 11, with any of Purchaser's Representatives or Seller's representatives, accountants, professional consultants, potential investors or potential lenders, as the case may be, or prevent Purchaser or Seller hereto from complying with applicable laws, court orders, or the requirements of the Applicable Stock Exchange. Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the income tax structure of the transactions contemplated by this Agreement; provided, however, that no party (and no employee, representative or other agent thereof) shall disclose any other information that is not necessary to understand the tax treatment and tax structure of the transactions contemplated by this Agreement, or any other information to the extent that such disclosure could result in a violation of any Federal or state securities laws. If Purchaser violates the provisions of this Article 11 and elects to terminate this Agreement prior to the expiration of the Review Period in accordance with the terms of Section 10.A, Purchaser shall pay to Seller, as liquidated damages and not as a penalty, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), which the parties agree is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of such breach ("CONFIDENTIALITY BREACH PAYMENT"). Purchaser shall pay the Confidentiality Breach Payment to Seller no later than five (5) business days after Seller's written notice to Purchaser advising of such breach and that a Confidentiality Breach Payment is due or, Seller, at its option, may direct Escrow Agent to deduct the amount of the Confidentiality Breach Payment from the Earnest Money and deliver it to Seller prior to payment of the balance of the Earnest Money, less the Exclusivity Payment and any other deductions, to Purchaser. If requested, Purchaser shall join in such direction to Escrow Agent. If a violation of this Article 11 by Purchaser has occurred and Purchaser proceeds to close the transactions contemplated under this Agreement, Seller shall not be entitled to any damages, liquidated or otherwise, on account of any such breach.

                  C. In the event this Agreement is terminated, Purchaser and Purchaser's Representatives shall promptly return to Seller all originals and copies of the "Property Information" described in Section 11.D(i) hereof in the possession of Purchaser or Purchaser's Representatives.

                  D. As used in this Agreement, the term "PROPERTY INFORMATION" shall mean:

                  (i) All information and documents relating to the Property, the operation thereof or the sale thereof (including, without limitation, Leases, Service Contracts, and Permits and Licenses) furnished to, or otherwise made available by Seller or any of Seller's Transaction Affiliates (as herein defined) for review by, Purchaser, or its respective directors, officers, employees, affiliates, partners, brokers, agents, title insurers, surveyors or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "PURCHASER'S REPRESENTATIVES"); and

                  (ii) All analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser's Representatives containing or based in any material part on any information or documents described in the preceding clause (i).

                  E. In addition to any other remedies available to Seller under this Agreement, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser's Representatives in order to enforce the provisions of this
Section 11.

                  F. The provisions of this Section 11 shall survive the termination of this Agreement.

         12.      MISCELLANEOUS

                  A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties.

                  B. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser without the prior written consent of Seller, except to (i) an entity controlled and owned by Purchaser or an entity under common ownership and control with Purchaser (collectively, a "PURCHASER ENTITY") or (ii) an entity owned and controlled by a Purchaser Entity and an entity owned and controlled by Lupert-Adler Partners (the entities described in (i) and (ii) above are herein collectively referred to as a "PURCHASER AFFILIATE"). No assignment to a Purchaser Affiliate or to an approved unrelated third party shall relieve the original Purchaser from its obligations hereunder. In the event Purchaser makes a permitted assignment of this Agreement, the assignee thereof, including, without limitation, a Purchaser Affiliate, shall assume all of the obligations of Purchaser hereunder and Purchaser shall deliver to Seller at Closing a fully executed copy of the document evidencing the assignment and assumption.

                  C. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

                  D. Time is of the essence of this Agreement.

                  E. Seller and Purchaser agree that no broker shall be a party to or a third party beneficiary of this Agreement or the Escrow Agreement and the consent of a broker shall not be necessary to any agreement, amendment or document with respect to the transaction contemplated by this Agreement.

                  F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, or by overnight courier (such as Federal Express), charges prepaid, or by facsimile transmission (with confirmation of transmission), addressed as follows:

                  If to Seller:      BRE/Colonie Center L.L.C.
                                     c/o Blackstone Real Estate Advisors L.P.
                                     345 Park Avenue
                                     New York, New York  10154
                                     Attention:  Richard L. Taylor
                                     Telephone:  212/583-5262
                                     Facsimile:  212/583-5583

                  With copies to:    Neal, Gerber & Eisenberg LLP
                                     Two North LaSalle, Suite 2100
                                     Chicago, Illinois 60602-3801
                                     Attention:  Audrey E. Selin
                                     Telephone:  312/269-5250
                                     Facsimile:  312/429-3530

                  If to Purchaser:   Feldman Equities Operating Partnership, LP
                                     3225 N. Central Avenue
                                     Suite 1205
                                     Phoenix, Arizona  85012
                                     Attention:  James Bourg
                                     Telephone:  602/277-5999
                                     Facsimile:  602/277-7774

                  With copies to:    Van Wagner, Erhart & Hubbard, LLP
                                     649 North Third Avenue
                                     Phoenix, Arizona  85003
                                     Attention:  Jeffrey Erhart
                                     Telephone:  602/254-5941
                                     Facsimile:  602/254-5942


All notices given in accordance with the terms hereof shall be deemed received three (3) business days after posting (in the case of notices sent by certified mail), one (1) business day after deposit (in the case of overnight courier), or when delivered personally or otherwise received or receipt is refused (in the case of all other methods of notice). Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 12.F. All notices may be given on behalf of a party by legal counsel to such party.

                  G. PURCHASER COVENANTS AND AGREES AS FOLLOWS: ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (COLLECTIVELY, THE "DISCLOSURES") PROVIDED OR MADE TO PURCHASER, ITS CONSTITUENTS OR ANY OF PURCHASER'S REPRESENTATIVES BY SELLER, ITS AGENTS, EMPLOYEES, ATTORNEYS OR CONSULTANTS CONCERNING THE CONDITION OF THE PROPERTY SHALL NOT BE REPRESENTATIONS AND WARRANTIES. PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. EXCEPT AS EXPRESSLY SET

FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT NEITHER SELLER NOR ANY OF SELLER'S TRANSACTION AFFILIATES IS MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITIONS, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY INFORMATION OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AT CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS". EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND NEITHER SELLER NOR ANY OF SELLER'S TRANSACTION AFFILIATES IS LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, ANY REAL ESTATE BROKER, ITS ATTORNEY OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, OR ANY THIRD-PARTY, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY DISCLOSURES OR OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, ANY REAL ESTATE BROKER, ITS ATTORNEY OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS AND PURCHASER, UPON EXPIRATION OF THE REVIEW PERIOD, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND SELLER'S TRANSACTION AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION

(INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER OR SELLER'S TRANSACTION AFFILIATES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY, EXCEPT TO THE EXTENT NOT PERMITTED BY APPLICABLE LAW. PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR SELLER'S TRANSACTION AFFILIATES BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY; OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY. THIS PARAGRAPH SHALL SURVIVE CLOSING.

                  H. In any lawsuit or other proceeding initiated under or with respect to this Agreement, Purchaser and Seller waive any right they may have to trial by jury.

                  I. If for any reason Purchaser does not consummate the Closing other than due solely to a default by Seller, then Purchaser shall, upon Seller's written request, assign and transfer to Seller, without representation, warranty or recourse, all of its right, title and interest in and to any and all third-party studies, reports, surveys, and other information, data or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its consultants, employees or agents (excluding internal correspondence, analyses, appraisals, projections, reports and memoranda and attorney/client communications or other privileged or similar information) to the extent assignable, and shall deliver to Seller copies of all of the foregoing.

                  J. Notwithstanding anything in this Agreement to the contrary, after Closing, Seller shall not be liable to Purchaser with respect to any representations, warranties, covenants or obligations under this Agreement or any documents delivered at Closing which survive Closing ("SURVIVING OBLIGATIONS") for (i) more than six (6) months following the Closing Date unless a different time period is expressly stated in this Agreement for a particular Surviving Obligation, and then only for such expressly stated time period, or
(ii) any amounts in excess of Three Million and No/100 Dollars ($3,000,000.00) in the aggregate, Purchaser hereby waiving any and all claims it may have to seek such recoveries after such six (6) month period or in excess of the foregoing amount. Claims for Surviving Obligations must be made in writing with reasonable specificity within said six (6) month period or they shall thereafter be deemed lapsed and be null and void, and with respect to any claim brought within said six (6) month period, an action must be filed within three (3) months thereafter or such claim shall be deemed waived and released. Notwithstanding anything to the contrary contained herein, Purchaser shall not bring any claims against Seller under this Agreement, and Seller shall not be obligated to pay for any claims brought by Purchaser, until such time as the aggregate amount of damages incurred by Purchaser under this Agreement is equal to or greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

                  K. Seller and Purchaser hereby designate the Title Company to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Title Company to execute at Closing, a designation agreement (if required by the Title Company), designating the Title Company as the reporting person with respect to the transaction contemplated by this Agreement.

                  L. Each party agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed trustee, partner, affiliate, subsidiary, beneficiary, principal, member, agent, managing entity, shareholder, director, officer, or employee of the other party (whether direct or indirect), including, without limitation, their attorneys, accountants, consultants, engineers, brokers, and advisors (collectively, "TRANSACTION AFFILIATES"), arising out of or in connection with this Agreement or the transactions contemplated hereby and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Transaction Affiliates of the other party with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.

                  M. This Agreement may be executed in any number of counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument. For purposes of this Agreement, a facsimile of an executed counterpart shall constitute an original.

                  N. In the event of litigation or arbitration between the parties with respect to this Agreement or the transactions contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party therein its attorneys' fees and costs of suit or arbitration.

                  O. For purposes of this Agreement, the masculine shall be deemed to include the feminine and the neuter, and the singular shall be deemed to include the plural, and the plural the singular, as the context may require.

                  P. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

                  Q. The captions contained in this Agreement are not a part of this Agreement. They are only for the convenience of the parties and do not in any way modify, amplify or give full notice of any of the terms, covenants or conditions of this Agreement.

                  R. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal or personal representatives, heirs, executors, administrators, successors, and permitted assigns.

                  S. Neither this Agreement nor a memorandum thereof shall be recorded by any party.

                  T. If any of the dates specified in this Agreement shall fall on a Saturday, a Sunday or a "holiday", then the date of such action shall be deemed to be extended to the next business day. As used herein, "holiday" shall mean a day upon which banks in the States of Illinois or New York are required or permitted to be closed for business, and "business day" shall mean a day other than a Saturday, Sunday or holiday.

                  U. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated; provided, however, that neither party shall be obligated to incur any obligation, cost or liability not expressly required hereunder.

                  V. This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of law.

                  W. From and after the Closing through March 31, 2006, Seller shall provide reasonable assistance to Purchaser in connection with the preparation of financial statements and bills and the adjustment of losses and claims and the enforcement or settlement of any such claims. Without limiting the foregoing, Seller shall, upon the request of Purchaser from time to time prior to March 31, 2006, provide signed representation letters with respect to revenues and expenses of Seller (only with respect to the period of Seller's ownership of the Property) if required under Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants from time to time to enable Purchaser's accountant to render an opinion on Purchaser's financial statements. The provisions of this Section shall survive Closing until March 31, 2006.

                  X. Purchaser will cooperate with Seller for a period expiring seven (7) years after Closing in case of Seller's need in response to any legal requirement, a tax audit, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records delivered or made available to Purchaser at Closing, which right shall survive the Closing.

                  Y. Purchaser acknowledges and agrees that it has no interest in any rebate (the "CHILLER REBATE") issued by the New York State Energy Research and Development Authority in connection with the purchase and installation of two centrifugal electric chillers on the Property and any Chiller Rebate shall belong solely to the Equitable Life Assurance Society of the United States ("EQUITABLE"). If after Closing, Purchaser receives the Chiller Rebate, Purchaser shall promptly pay it over to Seller for payment to Equitable.

         IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

                      SELLER:

                      BRE/COLONIE CENTER L.L.C.,
                      a Delaware limited liability company



                      By: /s/ Gary M. Sumers
                         -------------------------------------------------
                      Name:  Gary M. Sumers
                      Title: Senior Managing Director and Vice President


                      PURCHASER:

                      FELDMAN EQUITIES OPERATING PARTNERSHIP,
                      LP, a Delaware limited
                      partnership

                      By: Feldman Holdings Business Trust I
                          a Massachusetts business trust, its general partner



                      By:
                         ----------------------------------------------------
                               Lawrence Feldman, Trustee

         IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

                      SELLER:

                      BRE/COLONIE CENTER L.L.C.,
                      a Delaware limited liability company



                      By:
                         -------------------------------------------------
                      Name:  Gary M. Sumers
                      Title: Senior Managing Director and Vice President


                      PURCHASER:

                      FELDMAN EQUITIES OPERATING PARTNERSHIP,
                      LP, a Delaware limited
                      partnership

                      By: Feldman Holdings Business Trust I
                          a Massachusetts business trust, its general partner



                      By:  /s/ Lawrence Feldman
                         ----------------------------------------------------
                               Lawrence Feldman, Trustee